Exhibit 4.7

CLAYTON UTZ

Mayne Group Limited ACN 004 073 410
Vendor

DHL International Express Ltd.
Purchaser

DHL Worldwide Express B.V.
Purchaser’s Guarantor

Mayne Group Canada Inc.
Company

Loomis Canada Holding Company Inc.
CanadaCo

Share Sale Agreement

CLAYTON UTZ
Lawyers
Levels 22-35 No. 1 O’Connell Street Sydney NSW 2000 Australia
PO Box H3 Australia Square Sydney NSW 1215
www.claytonutz.com
Tel + 61 2 9353 4000 Fax + 61 2 8220 6700
Our ref - 126/838 Contact - Rod Halstead/Karen Evans-Cullen

Sydney • Melbourne • Brisbane • Perth • Canberra • Darwin

Liability limited by the Solicitors Scheme approved under the Professional Standards Act 1994 (NSW)

Table of contents

1.	Definitions and Interpretation		1

	1.1	Definitions	1
	1.2	Interpretation	8
	1.3	Governing law	9
	1.4	Enforcement on behalf of Vendor Group	9

2.	Sale of Sale Shares		9

	2.1	Sale and purchase of Sale Shares	9
	2.2	Reorganisation	9

3.	Purchase Price and Payments		9

	3.1	Purchase Price	9
	3.2	Satisfaction of Purchase Price	10
	3.3	Delivery of Completion Date Financial Statement	10
	3.4	Access to records	10
	3.5	Net Assets Adjustment	10
	3.6	Objection to Completion Date Financial Statement	10
	3.7	Allocation of Purchase Price	11
	3.8	Dividends	11
	3.9	Intercompany Debt	11

4.	Completion		11

	4.1	Completion: place and date	11
	4.2	Obligations on Completion	11
	4.3	Title	13
	4.4	Interdependence	13
	4.5	Further assurance	13

5.	Consents		13

6.	Conditions Precedent		13

	6.1	Purchaser’s condition precedent	13
	6.2	Mutual condition precedent	13

7.	Other Covenants of the Parties		14

	7.1	Conduct of Business Prior to Completion	14
	7.2	Access for Investigation	14
	7.3	Confidentiality	15
	7.4	Actions to Satisfy Completion Conditions	16
	7.5	Preservation of Records	16
	7.6	Stub Period Returns	17
	7.7	Other Covenants	17
	7.8	Public Notices	18
	7.9	US Tax Returns	18
	7.10	Regulatory Filings	19

8.	Pension Plan Deficit		19

	8.1	Commissioning of Actuarial Report	19
	8.2	Scope of Actuarial Report	19
	8.3	Payment for unfunded Pension Plan liability	19
	8.4	Delivery of Actuarial Report	19
	8.5	Cooperation of the Parties in preparation of the Actuarial Report	19
	8.6	Valuation methodology	19

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	8.7	Objection to Actuarial Report	19
	8.8	Pension Plan Contribution Holidays	20

9.	Indemnification		20

	9.1	Mutual indemnifications for breaches of warranty	20
	9.2	Indemnification procedures for third party claims	21
	9.3	Indemnity for US Tax Returns	21
	9.4	Indemnity for Reorganisation	22

10.	Trademark Licence		22

	10.1	Licence	22
	10.2	Cessation of use of Reserved Name	24
	10.3	Infringement	25
	10.4	Indemnity	25

11.	Warranties		25

	11.1	Vendor’s Warranties	25
	11.2	Exceptions for disclosures and public records	25
	11.3	Sole Remedy	26
	11.4	Purchaser’s warranties	26

12.	Limitation of liability		26

	12.1	No reliance on and no liability for matters outside this Agreement	26
	12.2	Limitations of liability	26
	12.3	Maximum liability for claims	29
	12.4	Reimbursement for amounts recovered	29
	12.5	Adjustment to Purchase Price	29

13.	Further assessments of Tax		29

	13.1	Notice of assessment	29
	13.2	Adjustments	30
	13.3	No liability if non-compliance	30

14.	Guarantees and indemnities		30

	14.1	Guarantee of Purchaser’s obligations	30
	14.2	Purchaser’s Obligations	30
	14.3	Default	30
	14.4	Indemnity	30
	14.5	Terms of Guarantee	31

15.	General		32

	15.1	Further acts	32
	15.2	Notices	32
	15.3	Expenses	33
	15.4	Amendments	33
	15.5	Assignment	33
	15.6	Waiver	34
	15.7	Consents	34
	15.8	Counterparts	34
	15.9	Indemnities	34
	15.10	Entire agreement	34
	15.11	Survival of certain provisions; no merger	34

Schedule 1 Subsidiaries			39

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Agreement dated

Parties	Mayne Group Limited of Level 21, 390 St Kilda Road, Melbourne 3004, Victoria, Australia (“Vendor”)

DHL International Express Ltd. of 6205b Airport Road, Suite 400, Mississauga, Ontario, L4V 1E1, Canada (“Purchaser”)

DHL Worldwide Express B.V. of Kruiswegg 601, P.O. Box 508, Hoofddorp 2132 N.A., The Netherlands(“Purchaser’s Guarantor”)

Mayne Group Canada Inc. of 1 First Canadian Place, 41st Floor, Toronto, Ontario, M5X 1B2, Canada (“Company”)

Loomis Canada Holding Company Inc. of 1 First Canadian Place, 41st Floor, Toronto, Ontario, M5X 1B2, Canada (“CanadaCo”)

Recitals

A.	The Company is a company amalgamated under the federal laws of Canada with its registered office at 1 First Canadian Place, 41st Floor, Toronto, Ontario.

B.	The Company is the holding company of those companies set out in Schedule 1.

C.	The Vendor is the registered and beneficial owner of all of the issued and outstanding shares in the capital of the Company (“Sale Shares”).

D.	The Vendor is the registered and beneficial owner of all of the issued and outstanding shares in the capital of CanadaCo.

E.
The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares upon the terms and conditions of this Agreement, subject to the condition that prior to completion of that sale and purchase, a reorganisation is completed by the Parties substantially in the form specified in Schedule 3.

The parties agree

1.	Definitions and Interpretation

1.1      Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

“Actuarial Report” has the meaning given in clause 8.2.

“Actuarial Reporting Principles” means the actuarial valuation methods and assumptions used in the last filed actuarial valuations for each Pension Plan but using the market value of the assets of each Pension Plan as at October 31, 2002 and complete and accurate membership data as at October 31, 2002 and reflecting all benefit obligations under the Pension Plans and current interest rates for the solvency valuation.

“Actuary” has the meaning given in clause 8.1.

“Affiliate” has the meaning given in the Business Corporations Act (Ontario), as amended from time to time.

“Agreement” means this Share Purchase Agreement, including all schedules, appendices and all amendments or restatements, as permitted, and references to “Article” or “clause” mean the specified Article or clause of this Agreement.

“arm’s length” has the meaning that it has for purposes of the Income Tax Act (Canada).

“Articles” means as the case requires the Articles of Incorporation or the Articles of Amalgamation of the Company and of each Subsidiary in the form in which they are in at the date of this Agreement.

“Auditor” means PricewaterhouseCoopers LLP, Chartered Accountants.

“Balance Sheet” means the consolidated balance sheet of the Company and the Subsidiaries as at June 30, 2002, forming part of the Financial Statements.

“Books and Records” means books and records of the Company and the Subsidiaries or of the Vendor or any of its Affiliates relating to the Company or any of the Subsidiaries, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, surveys, plans, files, records, correspondence, and other data and information, financial or otherwise, including all data and information stored on computer-related or other electronic media.

“Business” means the business of providing package transportation services and time-critical express services carried on by the Company and the Subsidiaries in Canada.

“Business Day” means any day, other than a Saturday or Sunday, on which The Royal Bank of Canada in Toronto, Canada is open for commercial banking business during normal banking hours.

“Claims” includes claims, demands, actions, suits, causes of action, grievances, complaints, assessments or reassessments, charges, judgments, debts, Liabilities, expenses, costs, damages or losses, including loss of value, professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Collective Agreements” means collective agreements and related documents including benefit agreements, letters of understanding, letters of intent and other written communications with bargaining agents or trade unions by which the Company or any of the Subsidiaries is bound or which impose any obligations upon the Company or any of the Subsidiaries or set out the understanding of the parties with respect to the meaning of any provisions of such collective agreements.

“Commissioner” has the meaning ascribed thereto in the definition of Competition Act Approval.

“Competition Act” has the meaning ascribed thereto in the definition of Competition Act Approval.

“Competition Act Approval” means that the waiting period under section 123 of the Competition Act (Canada) (the “Competition Act”) has expired, and the Purchaser shall have been advised in writing by the Commissioner of Competition under the Competition Act (the “Commissioner”) that the Commissioner has determined not to make an application for an order under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

“Completion” means the completion of the sale to and purchase by the Purchaser of the Sale Shares under this Agreement.

“Completion Accounting Principles” means the accounting principles to be used for the purpose of preparing the Completion Date Financial Statements, being, unless the Vendor and the Purchaser otherwise agree, GAAP, applied on a consistent basis with the Financial Statements, qualified such that Completion Net Assets is calculated in accordance with the form of Completion Date Financial Statement set out in Schedule 4.

“Completion Date” means January 31, 2003 or, in the event that both Investment Canada Approval and Competition Act Approval have not been received by January 27, 2003, February 28, 2003, or such other date as the Parties may agree in writing as the date upon which the Completion shall take place.

“Completion Date Financial Statement” means the consolidated audited balance sheet of the Company and the Subsidiaries as at the Completion Date, showing all of the assets and liabilities of the Company and the Subsidiaries, and shall also include a statement of the Completion Net Assets in the form specified in Schedule 4, together with an unqualified opinion of the Auditor to the effect that the Completion Date Financial Statement has been prepared in accordance with GAAP.

“Completion Net Assets” means the net assets as shown in the Completion Date Financial Statement, excluding cash and short-term investments and, for the avoidance of doubt, any preferred shares in the capital of the Company issued pursuant to clause 3.8.

“Completion Time” means 10 o’clock a.m. Toronto time, on the Completion Date or such other time on such date as the Parties may agree in writing as the time at which the Completion shall take place.

“Contamination” means the presence on, in, or under land (including surface water, ground water and other waters) of a substance at a concentration above the concentration permitted by Environmental Laws and which gives rise to a risk of harm to human health or the Environment.

“Contract” means any contract, licence, lease (other than Real Property Leases), agreement, commitment, entitlement or engagement to which the Company or any of the Subsidiaries is a party or by which any of them are bound or under which the Company or any of the Subsidiaries has, or will have, any liability or contingent liability, and includes any quotation, order or tender for any contract which remains open for acceptance and any warranty, guarantee or commitment (express or implied).

“control” has the meaning given in the Business Corporations Act (Ontario).

“Disclosure Material” means:

(a)	the written material disclosed by the Vendor or its advisors to the Purchaser, the index of which is annexed to this Agreement as Annexure B;

(b)	any other information disclosed in writing by the Vendor, the Company or the Vendor’s advisers, agents or employees to the Purchaser or its advisers prior to the execution of this Agreement; and

(c)	all information contained in this Agreement.

“Dispute Notice” has the meaning given in clause 8.7(a).

“Employees” means those individuals employed or retained by the Company or any of the Subsidiaries on a full-time, part-time or temporary basis, including those employees on disability leave, parental leave or other absence.

“Encumbrance” means any pledge, lien, charge, security interest, lease (other than a Real Estate Lease), title retention agreement, mortgage, restriction, development or similar agreement, easement, right-of-way, title defect, option or adverse claim, or encumbrance of any kind or character whatsoever.

“Environment” means the environment or natural environment as defined in any Environmental Laws and includes air, surface water, ground water, land surface, soil, subsurface strata, any sewer system and the environment in the workplace.

“Environmental Approval” means any approval, permit, certificate, licence, authorization, consent, agreement, instruction, direction, registration, or approval issued, granted or conferred by a Governmental Authority pursuant to an Environmental Law with respect to the operations, business or assets of the Company or any of the Subsidiaries and includes any sewer surcharge agreement.

“Environmental Laws” means any Law relating to the Environment including Law relating to:

(a)	the discharge or emission of substances (whether solid, liquid or gaseous) to air, water or land;

(b)	Contamination of air, water or land;

(c)	the production, use, handling, storage, disposal or transport of waste, hazardous substances or dangerous goods; and

(d)	the presence of asbestos;

or any other aspect of protection of the Environment or the enforcement or administration of any such Law.

“Environmental Permit” means any permit, licence, authority, approval, certificate of approval, consent or authorisation required by Environmental Laws.

“Financial Statements” means the audited financial statements of the Company and the Subsidiaries for the fiscal year ended June 30, 2002, consisting of the Balance Sheet and the statements of earnings and retained earnings and changes in financial position and all notes thereto as reported upon by KPMG LLP, Chartered Accountants, a copy of which is annexed as Annexure A.

“GAAP” means the accounting principles recommended, from time to time, in the Handbook of the Canadian Institute of Chartered Accountants.

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, official, minister, Crown corporation, court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other geographic or political subdivision thereof.

“Governmental Authorization” means any authorization, approval, including Environmental Approval, certificate, order, consent, directive, notice, licence, permit, variance, registration or similar right issued to or required by the Company or any of the Subsidiaries by or from any Governmental Authority.

“Group” means the Company and the Subsidiaries and where the context requires or allows “Group Member” means any 1 or more of them.

“Guarantee Term” has the meaning given in clause 14.1.

“Guidelines” has the meaning given in clause 10.1.

“Hazardous Substance” means any pollutant, contaminant, hazardous waste, hazardous substance, hazardous material, toxic substance, prohibited substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Laws.

“Independent Actuary” means an actuary with relevant industry expertise agreed between the Vendor and Purchaser or in the event that the Vendor and the Purchaser are not able to agree upon an independent actuary to resolve the difference of opinion or dispute within 5 Business Days of either the Vendor or the Purchaser giving notice that it requires that the difference of opinion or dispute be resolved by an independent actuary, a representative of the actuarial firm of each of the parties shall appoint an independent actuary that shall be independent of each actuarial firm.

“Independent Auditor” means an auditor with relevant industry expertise agreed between the Vendor and Purchaser or in the event that the Vendor and the Purchaser are not able to agree upon an independent auditor to resolve the difference of opinion or dispute within 5 Business Days of either the Vendor or the Purchaser giving notice that it requires that the difference of opinion or dispute be resolved by an independent auditor, a representative of the auditing firm of each of the parties shall appoint an independent auditor that shall be independent of each auditing firm.

“Infringement” has the meaning given in clause 10.3.

“Intellectual Property” means the intellectual property rights, including all patents, copyright, trade marks, service marks, trade-names, industrial designs and integrated circuit topographies, which are owned or used by the Company, a Subsidiary or a member of the Vendor Group and which are used in the operation of the Business, including the intellectual property listed and described in Schedule 6, but excluding the Trade Marks and any associated intellectual property rights which are used by the Vendor or a member of the Vendor Group in the course of any business other than the Business.

“Investment Canada Approval” means approval or deemed approval pursuant to the Investment Canada Act (Canada) by the applicable Minister.

“Laws” means applicable laws (including common law), statutes, by-laws, rules, regulations, orders, ordinances, and legally binding codes, guidelines, treaties, policies, standards, notices, directions and judicial, arbitral, administrative, ministerial or departmental judgements, awards or other requirements of any Governmental Authority.

“Liability” means:

(a)
any debt or other monetary liability or penalty, fine or payment or any damage, loss, cost, charge or expense on any account and in any capacity, irrespective of whether the debt, liability, penalty, fine, payment, damage, loss, cost, charge or expense is:

(i)	present or future, matured or unmatured;

(ii)	actual, prospective or contingent;

(iii)	a contractual, tortious, legal, equitable or statutory obligation;

(iv)	ascertained or unascertained at any time;

(v)	owed, incurred or imposed by or on account of any person alone or severally or jointly with another person;

(vi)	owed, incurred or imposed to or for the account of any person alone or severally or jointly with another person;

(vii)	owed, incurred or imposed as a principal obligation or by way of surety or indemnity;

(viii)	owed, incurred or imposed as interest, fees, charges, taxes, duties or other imposts;

(ix)	owed, incurred or imposed as compensation or damages, whether for breach of contract or tort or on any other basis, or as losses, costs or expenses or on any other account; or

(x)	any combination of any of the foregoing paragraphs; or

(b)	any contractual, tortious, statutory, legal equitable or other obligation or liability to do or perform any act or to retrain from doing or performing any act.

“Notice” has the meaning given in clause 15.2.

“Objection Notice” has the meaning given in clause 3.6.

“Officer” means, in relation to a corporation, an officer duly appointed or elected by such corporation.

“Order” means any order, discretion, judgment or decree of any Governmental Authority having the force of law.

“Parties” means the Vendor, the Company, CanadaCo, the Purchaser and the Purchaser’s Guarantor collectively, and “Party” means any one of them.

“Pension Plan Deficit” has the meaning given in clause 8.2.

“Pension Plans” means the pension plans known as the Loomis Canadian Pension Plan A and the Mayne Nickless Transport Inc. Hourly Pension Plan.

“Permitted Encumbrances” means the Encumbrances listed in Schedule 1.5 of Schedule 8.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

“Personal Information” means any information in the possession of the Company or any of the Subsidiaries about an identifiable individual other than the name, title or business address or telephone number of an Employee.

“Premises” means any premises at which the Business is conducted.

“Purchase Price” has the meaning given in clause 3.1, as may be adjusted by clause 3.5.

“Purchaser’s Obligations” has the meaning ascribed thereto in clause 14.2.

“Real Property” means premises which are used by the Company or any of the Subsidiaries which are leased, subleased, licensed or otherwise occupied by the Company or any of the

Subsidiaries pursuant to the Real Property Leases and the interest of the Company and the Subsidiaries in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way, spur tracks and other appurtenances situate on or forming part of such premises pursuant to the Real Property Leases.

“Real Property Leases” means those agreements to lease, leases, subleases or licences or other agreements or rights pursuant to which the Company or any of the Subsidiaries uses or occupies the Real Property.

“Remediation” means the cleanup, removal, remediation, abatement, treatment, control, containment or encapsulation of Hazardous Substances or the investigation, monitoring or management thereof.

“Reorganisation” has the meaning given in clause 2.2.

“Reserved Name” means “Mayne” and any name containing the word “Mayne” and any name substantially similar to or capable of confusion with the word “Mayne”.

“Sale Shares” has the meaning given in Recital C.

“Subsidiaries” means corporations in which the Company has a controlling interest as defined in the Business Corporations Act (Ontario), being those listed in Schedule 1.

“Tax Act” means, collectively, the Income Tax Act, R.S.C. 1995, 5th Supplement, the Income Tax Application Rules, R.S.C. 1985, 5th Supplement, and the Income Tax Regulations, as such statutes are amended to the date hereof and, where a reference is made to a provision under the Income Tax Act, it shall be deemed to include the Income Tax Application Rules, and the Income Tax Regulations.

“Tax Amount” has the meaning given in clause 7.7.

“Tax Claim” has the meaning given in clause 13.1.

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchise, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions.

“Tax Legislation” means, collectively, the Tax Act and all federal, provincial, territorial, municipal, foreign, or other statutes imposing a tax, including all treaties, conventions, rules, regulations, orders, and decrees of any jurisdiction.

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

“Territory” has the meaning given in clause 10.1.

“Third Party Environmental Claims” means any action, claim, demand, suit, proceeding or litigation, whether at law, in equity or under statute by any person who is not a party to this

Agreement against any Group Member in respect of any Contamination or the effect that operation of the Business at any of the Premises is having on the Environment.

“Trade Marks” means the Reserved Name and the trade marks set out in Schedule 7.

“US Tax Returns” has the meaning given in clause 7.9(a).

“Vendor Group” means the Vendor and each of its Affiliates (but not including the Company and the Subsidiaries).

“Warranties” means the warranties given by the Vendor as set out in Schedule 9.

1.2	Interpretation

In this Agreement:

(a)	headings are for convenience only and do not affect interpretation;

and unless the context indicates a contrary intention:

(b)	an obligation or liability assumed by, or a right conferred on, 2 or more parties binds or benefits all of them jointly and each of them severally;

(c)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(d)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(e)
a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it.

(f)	words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

(g)
references to clauses, schedules, exhibits or annexures are references to clauses, schedules, exhibits and annexures to or of this Agreement, and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(h)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(i)	the word “includes” in any form is not a word of limitation;

(j)
if any day appointed or specified by this Agreement for the payment of any money or doing of any thing falls on a day which is not a Business Day, the day so appointed or specified shall be deemed to be the next Business Day;

(k)	a reference to “$” or “dollar” is to Canadian currency;

(l)	references to payments to any party to this Agreement will be construed to include payments to another person upon the direction of such party;

(m)
references to “indemnify” or “indemnifying” (and other grammatical forms of that word) any person against any circumstance or occurrence will be construed to include indemnifying and keeping indemnified that person and holding that person harmless to the fullest extent permitted by law from and against all demands, claims, actions, suits, proceedings, judgments, orders and decrees from time to time made or taken against or affecting that person and all Liabilities whatsoever and howsoever made, suffered or incurred by that person as a consequence of or which would not have arisen but for that circumstances or occurrence;

(n)
any statement made by the Vendor on the basis of its knowledge, belief or awareness, (including actual knowledge or awareness) means the knowledge, belief or awareness, after making reasonable enquiries and conducting a reasonable review of appropriate documents, of the following persons: Stuart James, Peter Jenkins, John Priestley, Jeff Pearce, Campbell Richards, David Cranwell, James Carroll, Brian Fulwiler, Matthew Walsh, James Merwin, Greg Hewitt, Patrick Jairam, Larry Bernrot and Gordon McTavish.

(o)
any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money may be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank or trust company or, with the consent of the Party entitled to payment, by wire transfer of immediately available funds to the account specified by that Party.

1.3	Governing law

This Agreement is governed by and will be construed according to the laws of the Province of Ontario and the laws of Canada applicable therein.

1.4	Enforcement on behalf of Vendor Group

The Vendor enters into this document for itself and each other member of the Vendor Group and accordingly accepts the full benefit of this Agreement on behalf of those persons. The Parties agree that the Vendor may enforce this provision on behalf of those other persons.

2.	Sale of Sale Shares

2.1	Sale and purchase of Sale Shares

On the Completion Date the Vendor will sell to the Purchaser and the Purchaser will purchase from the Vendor the Sale Shares.

2.2	Reorganisation

On or prior to the Completion Date, the parties shall undertake a reorganisation substantially in the form described in Schedule 3 (the “Reorganisation”). Without prejudice to the rights and obligations of the parties pursuant to the terms of this Agreement, on or prior to the implementation of the Reorganisation, the Parties shall deal with and make such amendments or other changes to this Agreement as may be required to reflect the implementation of the Reorganisation.

3.	Purchase Price and Payments

3.1	Purchase Price

The amount payable by the Purchaser for the Sale Shares, exclusive of all applicable sales and transfer taxes, shall be $159,000,000 (the “Purchase Price”), less the amount, if any, by which the Completion Net Assets is less than $36,078,000.

3.2	Satisfaction of Purchase Price

The Purchaser shall satisfy the Purchase Price at the Completion Time by payment to the Vendor of $159,000,000.

3.3	Delivery of Completion Date Financial Statement

(a)
As soon as reasonably practical after the Completion Date and in any event not later than 120 days thereafter, the Purchaser shall prepare and deliver to the Vendor the Completion Date Financial Statement.

(b)	A draft of the Completion Date Financial Statement shall be provided for review and discussion as soon as it is available and in any event no later than 90 days after the Completion Date.

(c)	The Parties shall cooperate fully in the preparation of the Completion Date Financial Statement.

(d)	The Completion Date Financial Statement will be prepared in accordance with the Completion Accounting Principles.

3.4	Access to records

The Purchaser and the Auditor shall give the Vendor and its accountants access to the Books and Records, work papers of the Purchaser and the Auditor used in the preparation of the Completion Date Financial Statement and access to and the assistance of all employees of the Business to enable the Vendor to exercise its rights in relation to any matter contemplated under this clause 3.

3.5	Net Assets Adjustment

Subject to clause 3.6, within 30 days after delivery by the Purchaser to the Vendor of the Completion Date Financial Statement, if the Completion Net Assets are less than $36,078,000 then the Vendor shall pay the Purchaser the amount of the difference. No payment shall be made by any Party under this clause 3.5 if the Completion Net Assets exceed $36,078,000.

3.6	Objection to Completion Date Financial Statement

(a)
Delivery of Objection Notice - In the event that the Vendor objects in good faith to any item of the Completion Date Financial Statement, the Vendor shall so advise the Purchaser by delivery to the Purchaser of a written notice (the “Objection Notice”) within 30 days after the delivery to the Vendor of the Completion Date Financial Statement. The Objection Notice shall set out the reasons for the Vendor’s objection as well as the amount in dispute and reasonable details of the calculation of such amount.

(b)
Resolution of Disputes - The Vendor and the Purchaser shall attempt to resolve all of the items in dispute set out in any Objection Notice within 30 days of receipt of the Objection Notice by the Purchaser and the Purchaser shall instruct the Auditor to attempt to assist in that resolution. Any items in dispute not resolved within such 30 day period shall be referred as soon as possible thereafter by the Vendor and the Purchaser to the Independent Auditor. The Independent Auditor shall act as expert and not as arbitrator and shall be required to determine the items in dispute that have been referred to it as soon as reasonably practicable but in any event not later than 30 days after the date of referral of the dispute to it. In making its determination, the Independent Auditor will only consider the issues in dispute placed before it. The Vendor and the Purchaser shall provide or make available, and shall cause the Auditor to provide or make available, all documents and information as are reasonably required by the Independent Auditor to make its determination. The determination of the Independent Auditor shall be final and binding on the Parties and the Completion Date Financial Statement shall be (or not be) adjusted in accordance with such determination.

(c)
Audit Expenses - The fees and expenses of the Auditor in acting in accordance with this clause 3.6 shall be paid by the Purchaser. The fees and expenses of the Independent Auditor in acting in accordance with this clause 3.6 shall be shared equally by the Purchaser and the Vendor.

(d)
Payment in Accordance with Determination - Within 5 Business Days after resolution, by agreement of the Parties, of the dispute which was the subject of the Objection Notice or, failing such resolution, within 5 Business Days after the final determination of the Independent Auditor, the Vendor shall pay to the Purchaser any amount owing as a result of such resolution or final determination.

3.7	Allocation of Purchase Price

The Purchase Price shall be allocated as follows:

(a)
Preference shares - firstly, to the extent that the Sale Shares include preference shares, that proportion of the Purchase Price that is equal to the sum of the price at which those preference shares were issued, will be allocated to the purchase of those preference shares; and

(b)	Remaining Sale Shares - secondly, the balance of the Purchase Price will be allocated to the purchase of the remaining Sale Shares.

3.8	Dividends

The Purchaser acknowledges that the Company will, prior to Completion pay to the Vendor dividends in the amount of the retained earnings of the Company and the Subsidiaries immediately prior to Completion. These dividend payments will be satisfied by:

(a)	payment to the Vendor of cash up to the amount of the cash and short-term investments of the Company and the Subsidiaries; and

(b)	payment to the Vendor of the balance by the issue of preferred shares on the terms set out in Schedule 5.

3.9	Intercompany Debt

The Vendor will procure that all intercompany debt owing to or by the Group from or to any member of the Vendor Group is repaid or discharged on or prior to Completion.

4.	Completion

4.1      Completion: place and date

Completion will take place at the Completion Time on the Completion Date at the offices of Fraser Milner Casgrain LLP, 1 First Canadian Place, 41st Floor Toronto, Ontario, Canada or such other date or place (or both) as the parties may agree in writing.

4.2      Obligations on Completion

Subject to the provisions of this Agreement, at the Completion Time:

(a)	Purchase and Sale of Sale Shares - the Vendor shall sell and the Purchaser shall purchase the Sale Shares;

(b)	Payment of Purchase Price - the Purchaser shall satisfy the Purchase Price as provided in clause 3.2;

(c)
Transfer and Delivery of the Sale Shares - the Vendor shall transfer and deliver to the Purchaser share certificates representing the Sale Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record, and shall take such steps as shall be necessary to cause the Company to enter the Purchaser or its nominee(s) upon the books of the Company as the holder of the Sale Shares and to issue one or more share certificates to the Purchaser or its nominee(s) representing the Sale Shares;

(d)	Written resignations - the Vendor shall deliver to the Purchaser written resignations with effect from the Completion Date from:

(i)
such of the directors and Officers of each Group Member whom immediately prior to Completion, the Vendor has the power to appoint, as the Purchaser may nominate in writing prior to the Completion Date; and

(ii)	the auditor of each Group Member whom immediately prior to Completion, the Vendor has the power to appoint;

(e)	Meetings - the Vendor shall cause:

(i)	a meeting of the directors of the Company to be held at which:

A.
persons nominated in writing to replace the relevant persons who have submitted written resignations as directors as referred to in clause 4.2(d) by the Purchaser and having consented in writing to such appointment will be appointed directors of the Company;

B.
persons nominated in writing to replace the relevant persons who have submitted written resignations as Officers referred to in clause 4.2(d)and having consented in writing to such appointment will be appointed Officers of the Company;

C.	the directors of the Company resolve to accept the resignations referred to in clause 4.2(d); and

D.	the directors of the Company resolve to approve the share transfers referred to in clause 4.2(c); and

(ii)
where necessary, meetings of the directors of each Subsidiary to be held at which resolutions in the same form (with the appropriate changes being made) as the resolutions provided for in 4.2(e)(i)A to (i)D inclusive are passed;

(f)	Non-competition agreement - the Vendor shall have executed and delivered a non-competition agreement substantially in the form attached as Annexure C; and

(g)	Other Documents - the Vendor and Purchaser shall deliver such other documents as may be necessary to complete the transactions provided for in this Agreement.

4.3      Title

Upon Completion beneficial ownership in the Sale Shares shall pass to the Purchaser.

4.4      Interdependence

The requirements of clauses 3.2 and 4.2 are interdependent and are to be carried out contemporaneously. No delivery or payment will be deemed to have been made until all deliveries and payments have been made.

4.5      Further assurance

Prior to Completion each of the Parties must do all things reasonably necessary or reasonably required to complete the transfer of the Sale Shares. After Completion the Vendor must do all other things reasonably necessary or reasonably required by the Purchaser to complete the transfer of the Sale Shares.

5.	Consents

The Vendor, the Company and the Purchaser will each use their reasonable endeavours to procure the agreement or consent on terms acceptable to the Purchaser of the other party to each of the Contracts and the Real Property Leases that the Company or a Subsidiary is a party to (if the agreement or consent of that other party is required pursuant to the terms of the relevant contract) to the change in control of the Company or any Subsidiary (as the case may be) which occurs as a result of the transactions contemplated by this Agreement.

6.	Conditions Precedent

6.1      Purchaser’s condition precedent

The obligation of the Purchaser to complete the purchase of the Sale Shares under this Agreement shall be subject to the condition precedent (which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part) that prior to the Completion Time, the Purchaser shall have obtained the Competition Act Approval and Investment Canada Approval required in connection with the completion of any of the transactions contemplated by this Agreement or the Completion or the performance of any of the terms and conditions of this Agreement.

If this condition has not been fulfilled by February 28, 2003, the Purchaser may terminate this Agreement by notice in writing to the Vendor, in which event the Purchaser is released from all obligations under this Agreement. The Vendor is also released from all obligations under this Agreement. However, the Purchaser may waive compliance with this condition in whole or in part if it sees fit to do so.

6.2      Mutual condition precedent

The obligation of the Parties to complete the sale and purchase of the Sale Shares under this Agreement shall be subject to the condition precedent that prior to the Completion Time, the Reorganisation shall have occurred in a form and manner satisfactory to the Parties, acting reasonably.

If this condition has not been fulfilled at the Completion Time, each Party may terminate this Agreement by notice in writing to the other Parties, in which event each Party is released from all obligations under this Agreement. However, the Vendor may waive compliance with this condition in whole or in part if it sees fit to do so.

7.	Other Covenants of the Parties

7.1      Conduct of Business Prior to Completion

During the period from the date of this Agreement to the Completion Time, the Vendor shall cause the Company and each of the Subsidiaries to do the following:

(a)
Conduct Business in the Ordinary Course - except as otherwise contemplated or permitted by this Agreement, conduct its business in the ordinary course, consistent with past practice and regular customer service and business policies and not, without the prior written consent of the Purchaser, enter into any transaction which, if effected before the date of this Agreement, would constitute a breach of the representations, warranties or agreements of the Vendor contained in this Agreement;

(b)	Perform Obligations - comply in all material respects with all Laws affecting the operation of the Company or any of the Subsidiaries;

(c)
Collective Agreements – not enter into, authorize, agree or otherwise become committed to enter into any new Collective Agreement or authorize, agree or otherwise become committed to any variation or change to the terms of any Collective Agreement without having first:

(i)	notified the Purchaser;

(ii)	invited the Purchaser to participate;

(iii)	consulted with the Purchaser; and

(iv)	incorporated any reasonable request of the Purchaser,

in respect of same; and

(d)
Capital Expenditures - not, without the prior written consent of the Purchaser, enter into, authorize, agree or otherwise become committed to make any single capital expenditure greater than $100,000 or total capital expenditures greater than $500,000.

Notwithstanding the terms of this clause 7.1, the Vendor shall be entitled to manage the accounts receivable of the Company and the Subsidiaries in such manner as may be necessary (including by improving trade debt collection practices) to ensure that the Completion Net Assets shall not be less than $36,078,000, provided that such actions do not negatively affect the operation of the Business (such as through the offering of unusual discounts for the accounts receivable).

7.2      Access for Investigation

(a)
The Vendor shall permit the Purchaser and its representatives, between the date of this Agreement and the Completion Time, without interference to the ordinary conduct of business, to have free and unrestricted access during normal business hours to:

(i)	the Real Property as permitted by the terms of the Real Property Leases;

(ii)	all other locations where Books and Records or other material relevant to the Business are stored;

(iii)	all the Books and Records; and

(iv)	the properties and assets used by the Company or any of the Subsidiaries.

The Purchaser at its expense shall repair any damage caused to the Real Property to the satisfaction of the Vendor and the landlord under the Real Property Leases and shall indemnify the Vendor and the landlord from any claims resulting from such activities. The Vendor shall furnish to the Purchaser copies of Books and Records as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in Schedule 9.

(b)
Notwithstanding subclause (a), the Vendor shall not be required to disclose any information, records, files or other data to the Purchaser where prohibited by any Laws. If any consent of any Person or Governmental Authority is required to permit the Vendor to release any information to the Purchaser, the Vendor shall make all reasonable efforts to obtain such consent as soon as possible.

7.3	Confidentiality

(a)	Prior to the Completion, the Purchaser shall keep confidential all information disclosed to it by the Vendor or its agents relating to the Company or any of the Subsidiaries, except information which:

(i)	is part of the public domain;

(ii)	becomes part of the public domain other than as a result of a breach of these provisions by the Purchaser;

(iii)	can be demonstrated to have been known or available to the Purchaser or independently developed by the Purchaser;

(iv)	was received in good faith from an independent Person who was lawfully in possession of such information free of any obligation of confidence;

(v)	is released from the provisions of this Agreement by the written authorization of the Vendor; or

(vi)
is required to be disclosed by the Purchaser or its Affiliates by Law or any stock exchange rules or regulations other than any such disclosure which may be required as a result of action taken or proposed by the Purchaser or its Affiliates (excluding any action taken or proposed as specified in or contemplated by this Agreement).

If this Agreement is terminated without completion of the transactions contemplated by this Agreement, the Purchaser shall promptly return or destroy all documents, work papers and other written material (including all copies) except for one copy for record purposes only obtained from the Vendor in connection with this Agreement, and not previously made public and shall continue to maintain the confidence of all such information provided that the Purchaser may retain a list containing general descriptions of information returned or destroyed.

(b)
After the Completion, the Vendor shall keep confidential all Personal Information it disclosed to the Purchaser and all information relating to the Company or any of the Subsidiaries, except information (other than Personal Information) which:

(i)	is part of the public domain;

(ii)	becomes part of the public domain other than as a result of a breach of these provisions by the Vendor;

(iii)	was received in good faith after Completion from an independent Person who was lawfully in possession of such information free of any obligation of confidence;

(iv)	is released from the provisions of this Agreement by the written authorization of Purchaser; or

(v)	is required to be disclosed by the Purchaser or its Affiliates by Law or any stock exchange rules or regulations.

(c)
At all times, each of the Vendor and the Purchaser shall keep confidential all information disclosed to it, or to a third party in connection with this transaction, by or on behalf of the other Party relating to the other Party, except information which:

(i)	is part of the public domain;

(ii)	becomes part of the public domain other than as a result of breach of these provisions;

(iii)	can be demonstrated to have been known or available to them before receipt of such information from the other Party or independently developed by them;

(iv)	was received in good faith from an independent Person, who was lawfully in possession of such information free of any obligation of confidence; or

(v)	is required to be disclosed by the Purchaser or its Affiliates by Law or any stock exchange rules or regulations.

7.4	Actions to Satisfy Completion Conditions

Each of the Parties shall take all such actions as are within its power to control, and use reasonable commercial efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in clauses 4 and 7 which are for the benefit of any other Party, provided that the Purchaser shall not be required to dispose of or make any change to its business, the business of any of its Affiliates or the Business or expend any material accounts or incur any other obligation in order to comply with this section.

7.5	Preservation of Records

The Purchaser shall take all reasonable steps to preserve and keep the records of the Company and each of the Subsidiaries delivered to it in connection with the completion of the transactions contemplated by this Agreement for a period of six (6) years from the Completion Date, or for any longer period as may be required by any Laws or Governmental Authority, and shall make such records available to the Vendor as may be reasonably required by it in connection with a Claim by the Purchaser against the Vendor under this Agreement. The Vendor acknowledges that the Purchaser shall not be liable to the Vendor in the event of any accidental destruction of such records, caused otherwise than by the gross negligence of the Purchaser.

7.6	Stub Period Returns

The Purchaser shall cause each of the Company and the Subsidiaries to duly and timely make or prepare all Tax Returns required to be made or prepared by them and to duly and timely file all Tax Returns required to be filed by them for any period which ends on or before the Completion Date and for which Tax Returns have not been filed as of such date. The Purchaser may cause the Company and the Subsidiaries to make the election referred to in subsection 256(9) of the Income Tax Act (Canada), and comparable provisions of applicable provincial legislation, and to file such election(s) for the Company’s and the Subsidiaries’ taxation year(s) ending immediately before the Completion Time. The Purchaser shall also cause each of the Company and the Subsidiaries to duly and timely make or prepare all Tax Returns required to be made or prepared by them and to duly and timely file all Tax Returns required to be filed by them for periods beginning before and ending after the Completion Date such Tax Returns shall be prepared in a manner consistent with prior Tax Returns filed by the Company and the Subsidiaries. The Vendor and the Purchaser shall cooperate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any Tax Return of the Company or any of the Subsidiaries for a period ending on, prior to or including the Completion Date and shall preserve such data and other information until the expiration of any applicable limitation period under any applicable law with respect to Taxes. The Purchaser shall provide such Tax Returns and supporting work papers to the Vendor for review at least 10 Business Days prior to their filing.

7.7	Other Covenants

(a)
On or before Completion, the Vendor shall take all reasonable steps to obtain and deliver to the Purchaser a certificate issued by the Minister of National Revenue under subsection 116(2) of the Income Tax Act (Canada).

(b)
If a certificate is so delivered to the Purchaser, the Purchaser shall be entitled to withhold from the Purchase Price twenty-five percent (25%) of the amount, if any, by which the Purchase Price exceeds the certificate limit as defined in subsection 116(2) of the Income Tax Act (Canada) and fixed by the Minister of National Revenue in such certificate.

(c)	If a certificate is not so delivered on or before Completion, the Purchaser shall be entitled to withhold from the Purchase Price an amount equal to twenty-five percent (25%) of the Purchase Price.

(d)
If the Vendor delivers to the Purchaser written confirmation from the Canada Customs and Revenue Agency that on receipt by the Canada Customs and Revenue Agency of an amount (the “Tax Amount”), the Minister of National Revenue will issue to the Vendor a certificate under subsection 116(2) or 116(4), as the case may be, of the Income Tax Act (Canada), the Purchaser shall pay forthwith to the Receiver General on behalf of the Vendor the Tax Amount, and for greater certainty the amount so paid shall be credited to the Purchaser as payment on account of the Purchase Price.

(e)
If the Purchaser has withheld any amount under the provisions of paragraphs (b) or (c) above and the Vendor delivers to the Purchaser, after the Completion and within 29 days after the end of the month in which the Completion occurs, a certificate issued by the Minister of National Revenue under subsection 116(2) or 116(4), as the case may be, of the Income Tax Act (Canada), the Purchaser shall:

(i)	pay forthwith to the Receiver General twenty-five percent (25%) of the amount, if any, by which the Purchase Price exceeds the certificate limit fixed in such certificate, and the amount so paid shall be credited to the Purchaser as payment on account of the Purchase Price; and

(ii)
shall pay forthwith to the Vendor any amount that the Purchaser has withheld and is not required to pay to the Receiver General in accordance with subparagraph (i) above, and the amount so paid shall be credited to the Purchaser as payment on account of the Purchase Price.

(f)
If the Purchaser has withheld any amount under the provisions of paragraphs (b) or (c) above and no certificate has been delivered to the Purchaser by the Vendor in accordance with the provisions of paragraph (d) above, such amount shall be paid by the Purchaser to the Receiver General on the 30th day after the end of the month in which the Completion occurs on account of the Purchaser’s liability pursuant to subsection 116(5) of the Income Tax Act (Canada), and the amount so paid shall be credited to the Purchaser as payment on account of the Purchase Price.

(g)
All amounts withheld by the Purchaser in accordance with this clause shall be paid to and held by Osler, Hoskin & Harcourt LLP, in trust, and invested by them in such manner as the Vendor shall from time to time direct in writing until paid to the Vendor or the Receiver General in accordance with this clause, and Osler, Hoskin & Harcourt LLP shall be entitled to withhold from interest earned on such amounts any and all amounts required to be withheld and remitted from such interest by any Law and to remit same to the appropriate Governmental Authority.

(h)
Immediately upon completion of the transactions contemplated in clause 3.8 of this Agreement the Vendor shall cause the Company to retain, in a separate segregated bank account an amount equal to the withholding tax required under applicable Tax Legislation. On the Completion Date, the Vendor shall provide a direction to the Purchaser and the Purchaser undertakes to procure the Company to remit to the Receiver General for Canada, as and when directed, the amount needed to satisfy the withholding tax obligation exigible and arising from the transactions contemplated in clause 3.8 of the Agreement.

7.8	Public Notices

The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the transactions contemplated by this Agreement and no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld unless such disclosure is required to meet timely disclosure obligations of any Party under applicable Laws and stock exchange rules in circumstances where prior consultation with the other Party is not practicable and a copy of such disclosure is provided to the other Party at such time as is made available to the regulatory authority.

7.9	US Tax Returns

(a)
Acknowledgement of Outstanding U.S. Tax Returns - The Vendor acknowledges that there may be outstanding Tax Returns to be filed by the Company in the United States pursuant to applicable Tax Legislation (the “U.S. Tax Returns”) for periods for which Tax Returns have not been filed to date.

(b)
Undertaking to file U.S. Tax Returns - Prior to the Completion Date the Vendor shall cause the Company to prepare and file any outstanding U.S. Tax Returns in accordance with applicable Tax Legislation and any such U.S. Tax Returns shall duly, completely and correctly report all income and other amounts and information required to be reported thereon.

(c)	Payment of Taxes - Prior to the Completion Date the Vendor shall cause the Company to pay all outstanding Taxes owed in connection with the U.S. Tax Returns.

7.10	Regulatory Filings

The Parties shall jointly plan and co-ordinate the filing of the applicable applications for Investment Canada Approval and the Competition Act Approval.

8.	Pension Plan Deficit

8.1	Commissioning of Actuarial Report

As soon as reasonably practical after the Completion Date and in any event not later than 10 days thereafter, the Purchaser shall appoint Mercer Human Resource Consulting (the “Actuary”) to prepare and deliver to the Purchaser and the Vendor the Actuarial Report (defined below) pursuant to this clause 8.

8.2	Scope of Actuarial Report

The Actuary will prepare a report (the “Actuarial Report”) which determines the amount (if any) by which the market value of plan assets of each of the Pension Plans is less (deficit) than the accrued benefit obligations under each of the Pension Plans as at October 31, 2002 (using the greater of the going concern unfunded liability or solvency deficiency, if any) and will specify the deficit (the “Pension Plan Deficit”), which will be the aggregate amount of any deficits so determined. For the avoidance of doubt, solvency deficiency means the difference between the solvency liabilities and the market value of the assets at October 31, 2002.

8.3	Payment for unfunded Pension Plan liability

The Vendor shall within 10 days of receiving the final Actuarial Report (or as provided for in clause 8.7) pay to the Purchaser the amount by which the Pension Plan Deficit exceeds $1,000,000.

8.4	Delivery of Actuarial Report

A draft of the Actuarial Report shall be provided to the Vendor for review and discussion as soon as it is available and in any event no later than 90 days after the Completion Date.

8.5	Cooperation of the Parties in preparation of the Actuarial Report

The Parties shall cooperate fully in the preparation of the Actuarial Report.

8.6	Valuation methodology

The Actuarial Report will be prepared in accordance with the Actuarial Reporting Principles.

8.7	Objection to Actuarial Report

(a)
Delivery of Dispute Notice - In the event that the Vendor objects in good faith to any item of the Actuarial Report, the Vendor shall so advise the Purchaser by delivery to the Purchaser of a written notice (the “Dispute Notice”) within 10 days after the delivery to the Vendor of the Actuarial Report. The Dispute Notice shall set out the reasons for the Vendor’s objection as well as the amount in dispute and reasonable details of the calculation of such amount.

(b)
Resolution of Disputes - The Vendor and the Purchaser shall attempt to resolve all of the items in dispute set out in any Dispute Notice within 30 days of receipt of the Dispute Notice by the Purchaser and the Purchaser shall instruct the Actuary to attempt to assist in that resolution. Any items in dispute not resolved within such 30 day period shall be referred as soon as possible thereafter by the Vendor and the Purchaser to the Independent Actuary. The Independent Actuary shall act as expert and not as arbitrator and shall be required to determine the items in dispute that have been referred to it as soon as reasonably practicable but in any event not later than 30 days after the date of referral of the dispute to it. In making its determination, the Independent Actuary will only consider the issues in dispute placed before it. The Vendor and the Purchaser shall provide or make available, and shall cause the Actuary to provide or make available, all documents and information as are reasonably required by the Independent Actuary to make its determination. The determination of the Independent Actuary shall be final and binding on the Parties and the Actuarial Report shall be (or not be) adjusted in accordance with such determination.

(c)
Report Expenses - The fees and expenses of the Actuary in acting in accordance with this clause 8.7 shall be paid by the Purchaser. The fees and expenses of the Independent Actuary in acting in accordance with this clause 8.7 shall be shared equally by the Purchaser and the Vendor.

(d)
Payment in Accordance with Determination - Within 5 Business Days after resolution, by agreement of the Parties of the dispute which was the subject of the Dispute Notice or, failing such resolution, within 5 Business Days after the final determination of the Independent Actuary, the Vendor shall pay to the Purchaser the amount by which the Pension Plan Deficit exceeds $1,000,000.

8.8	Pension Plan Contribution Holidays

The Vendor shall indemnify and save harmless the Purchaser, the Company and the Subsidiaries and each of their officers, directors, employees and agents from and against all Claims which may be brought or made or any losses which they may suffer or incur directly as a result of or in connection with any contribution holiday taken by the Company and the Subsidiaries prior to the Completion Date in respect of the defined contribution component of the Loomis Canadian Pension Plan A. Further, the limitation of liability in clauses 12.2 and 12.3 do not apply in respect of this clause 8.8.

9.	Indemnification

9.1	Mutual indemnifications for breaches of warranty

The Vendor shall indemnify and save harmless the Purchaser, its directors, officers, employees, agents and shareholders, and the Purchaser shall indemnify and save harmless the Vendor, its directors, officers, employees, agents and shareholders (the Party or Parties so covenanting and agreeing to indemnify another Party being referred to in this clause as the “Indemnifying Party” and the Party to be indemnified being called the “Indemnified Party”) from and against all Claims which may be made or brought against the Indemnified Party, or which it may suffer or incur, directly or indirectly as a result of or in connection with any breach of any representation or warranty of the Indemnifying Party contained in this Agreement. The foregoing obligation of indemnification in respect of such Claims shall be subject to:

(a)	clauses 11.2, 11.3 and 12; and

(b)
the requirement that the Indemnifying Party shall, in respect of any Claim made by any third Person, be afforded an opportunity at its sole expense to resist, defend and compromise such Claim in accordance with clause 9.2;

9.2    Indemnification procedures for third party claims

(a)
In the case of Claims made by a third party with respect to which indemnification is sought, the Party seeking indemnification (in this clause, the “Indemnified Party”) shall give prompt notice, and in any event within 20 days, to the other Party (in this clause, the “Indemnifying Party”) of any such Claims made upon it. If the Indemnifying Party fails to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defense and provided that no claim for indemnity in respect of the breach of any representation or warranty contained in this Agreement may be made unless notice of such Claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to clause 12.2(l).

(b)
The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in subclause (a), to assume the control of the defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this clause in respect of that Claim.

(c)
Upon the assumption of control of any Claim by the Indemnifying Party as set out in subclause (b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.

(d)
The final determination of any Claim pursuant to this clause, including all related costs and expenses, shall be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be of such Claim against the Indemnifying Party.

(e)
If the Indemnifying Party does not assume control of a Claim as permitted in subclause (b), the Indemnified Party shall be entitled to make such settlement of the Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Claim shall be binding upon the Indemnifying Party.

9.3    Indemnity for US Tax Returns

The Vendor shall indemnify and save harmless the Purchaser and the Company, and their respective directors, officers, employees, agents and shareholders, or any one of them, from and against all Claims which may be made or brought against the them, or which they may suffer or incur, directly or indirectly as a result of or in connection with any failure by the Company to file any outstanding U.S. Tax Returns or to pay any Taxes owed in connection with the U.S. Tax Returns, including but without limiting the generality of the foregoing, any interest, penalties costs and expenses, including legal and accounting fees associated therewith. This tax indemnity is provided in addition to and in no way undermines the representations and warranties of the Vendor with respect to Taxes detailed in clause 1.24 of Schedule 9 of this Agreement or any other provision of this Agreement. Further, the limitations of liability in clauses 12.2 and 12.3 do not apply in respect of this clause 9.3.

9.4    Indemnity for Reorganisation

The Vendor shall indemnify and save harmless the Purchaser, the Company and CanadaCo and their respective directors, officers, employees, agents and shareholders, or any one of them, from and against all Claims related to Taxes or other liabilities of the Purchaser, CanadaCo or the Company which may be made or brought against them, or which they may suffer or incur, directly or indirectly as a result of or in connection with the implementation of the Reorganisation (except that this indemnity does not apply to any Taxes or other liabilities of the Purchaser or CanadaCo arising out of the method by which the Purchaser chooses to provide CanadaCo with sufficient funds to pay the Vendor the cash component of the Purchase Price) including but without limiting the generality of the foregoing, any interest, penalties costs and expenses, including legal and accounting fees associated therewith. Further, the limitations of liability in clauses 12.2 and 12.3 do not apply in respect of this clause 9.4.

10.    Trademark Licence

10.1    Licence

(a)	Grant of Licence

(i)
The Vendor grants to the Purchaser, the Company and the Group Members (the “Licensees”) a non-exclusive royalty free licence to use the Trade Marks in Canada (the “Territory”) for the term set out in clause 10.1(a)(ii) and only as permitted by the terms and conditions set out in this clause 10.1.

(ii)	The Licensees may only exercise their rights under the licence granted pursuant to clause 10.1(a)(i):

A.	only to the extent that the Vendor, the Company or the Group Members used the Trade Marks in relation to the Business immediately prior to the Completion Date; and

B.
only for as long as is reasonably necessary and in any event no later than the date which is 180 days from the Completion Date, unless the Vendor has given its prior written consent to the continued use of any of the Trade Marks beyond that date.

(b)	Terms of Use

(i)
The Licensees may only use the Trade Marks in accordance with the guidelines and standards maintained by the Vendor Group, as amended by the Vendor Group from time to time (“Guidelines”). Prior to Completion, the Vendor will provide the then current version of the Guidelines to the Purchaser.

(ii)	All licensed services supplied or provided by the Licensees under or by reference to any of the Trade Marks must be supplied or provided in accordance with the standards set out in the Guidelines.

(iii)	In the event of any conflict between this Agreement and the Guidelines, the Guidelines will prevail.

(iv)	The Licensees must not use the Trade Marks in a manner which is prejudicial to the Vendor or a member of the Vendor Group.

(v)
If, in its reasonable discretion, the Vendor decides that the use of any of the Trade Marks by the Licensees is in any way prejudicial to the maintenance of any registration of or any other rights of the Vendor in any of the Trade Marks, the Vendor may direct the Purchaser to change its manner of use of any of the Trade Marks within the time specified by the Vendor.

(vi)
If the Vendor directs the Licensees to change its manner of use pursuant to clause 10.1(b)(v), the Licensees must take all actions necessary to ensure that its manner of use of the Trade Marks is changed in the manner directed by the Vendor and that all other use of the Trade Marks ceases within the time specified by the Vendor.

(vii)
Despite the foregoing, the use of the Trade Marks by the Licensees after the Completion Date in a manner consistent with the use of the Trade Marks by the Group Members immediately prior to that date shall be deemed to be in compliance with the terms set out in paragraphs (i), (ii), (iii) and (iv) of this clause 10.1(b) and the Guidelines, but shall not prevent the Vendor from taking any action pursuant to clause 10.1(b)(v).

(c)	Licensees’ Acknowledgements

The Licensees acknowledge that:

(i)	all right, title and interest in and to each of the Trade Marks as between the Licensees and the Vendor is and remains vested absolutely in the Vendor;

(ii)	the Vendor has the right to apply to register each of the Trade Marks for such goods and/or services as the Vendor sees fit;

(iii)	except for the licence and permission granted to it by this Agreement, the Licensees have no right, title or interest in or to any of the Trade Marks;

(iv)	all goodwill and any other right, title and interest arising from the use of any of the Trade Marks by the Licensees will enure solely for the benefit of the Vendor; and

(v)	each of the Trade Marks are of particular importance and value to the Vendor and that they are the sole and exclusive property of the Vendor.

(d)	Undertakings

The Licensees undertake to the Vendor that:

(i)	the Licensees will not themselves, and will not assist any third party to, challenge or in any way impugn the registration, validity of or ownership of any of the Trade Marks;

(ii)
the Licensees will not at any time use any of the Trade Marks in a manner likely to prejudice the distinctiveness or reputation of any of the Trade Marks or the validity of any registration for any of the Trade Marks. In particular, without limiting the generality of the foregoing, the Licensees will not, without the Vendor’s prior written consent, use in their business any other trade mark which is substantially identical with or deceptively similar to any of the Trade Marks or so nearly resembling any of the Trade Marks as to be likely to deceive or cause confusion;

(iii)	the Licensees will not use any of the Trade Marks in juxtaposition to any other trade marks, embellishment or device without the prior written consent of the Vendor;

(iv)
the Licensees will not either within or outside the Territory seek to register any of the Trade Marks for any goods or services in respect of which any of the Trade Marks are registered or used or for any similar or closely related goods or services; and

(v)
the Licensees will, from time to time at the request of the Vendor, execute and provide to the Vendor (or as the Vendor may direct and at the Vendor’s expense) any consents, authorisations or other documents reasonably required to secure or perfect the Vendor’s rights, titles and interests in and to any of the Trade Marks.

(e)
Except in relation to existing documents and goods to which one or more of the Trade Marks have already been lawfully applied, where any of the Trade Marks is used in a document issued by or on behalf of one or more of the Licensees, or where any goods and services bear or are advertised, promoted, offered for sale or sold under or by reference to any of the Trade Marks, the Licensees must, unless otherwise authorised by the Vendor in writing, include in that document or on or in relation to those goods and services the text:

“MAYNE is a trade mark used under licence from Mayne Group Limited by [insert name of Purchaser]”,

positioned as a footnote as close as practicable to where the Trade Marks first appear in that document or on or in relation to those goods and services.

10.2    Cessation of use of Reserved Name

Unless otherwise agreed, the Licensees must ensure that the Group and the Business:

(a)
provide the Vendor with copies of completed “Articles of Amendment” for the Group Members which uses the Reserved Name to change the name of the company to a name not including the Reserved Name with proof that they have been filed with the Director in accordance with the Canada Business Corporations Act;

(b)
provide the Vendor with copies of completed Notices of Cessation of Business Name (or equivalent document) for any business names used by the Group or the Business which incorporate the Reserved Name with proof that they have been lodged with the appropriate authorities by Completion; and

(c)
provide the Vendor with copies of cancellation notices for domain names (or equivalent document) for any domain names used by the Group or the Business which incorporate the Reserved Name with proof that they have been lodged with the appropriate authorities by Completion.

10.3    Infringement

(a)
If any of the Licensees receives notice, or otherwise becomes aware, of any infringement of, misuse of, unauthorised use of, act inconsistent with, challenge to or claim, demand or suit against or related to any of the Trade Marks (an “Infringement”), the Licensee must notify the Vendor as soon as possible giving such detailed particulars of the Infringement as it reasonably can.

(b)	The Vendor may consult with the Licensees about the appropriate action to take in relation to any Infringement notified by the Licensees to the Vendor pursuant to clause 10.3(a).

(c)	The Vendor may in its sole discretion:

(i)	take such action as it deems necessary or desirable (including, without limitation, issuing, conducting or settling legal or administrative proceedings) to bring the Infringement to an end; or

(ii)
require the Licensees at the Vendor’s reasonable expense to take such action as the Vendor deems necessary or desirable (including issuing, conducting or settling legal or administrative proceedings) to bring the Infringement to an end; or

(iii)	elect to take no action at all, in which case no action will be taken in respect of that Infringement.

10.4    Indemnity

The Purchaser hereby indemnifies and holds indemnified each member of the Vendor Group against all Liabilities incurred or suffered by any member of the Vendor Group as a result of, or arising directly or indirectly out of, a failure by any of the Licensees to comply with their obligations as set out in this clause 10.

11.    Warranties

11.1    Vendor’s Warranties

As part of the terms of the sale of the Sale Shares, but subject to clauses 11.2, 11.3 and 12, the Vendor warrants to the Purchaser that each Warranty is accurate and so warrants as at the date of this Agreement and (except where the context indicates a contrary intention) separately as at a time immediately before Completion.

11.2    Exceptions for disclosures and public records

The Warranties are given subject to disclosures or matters recorded in this Agreement or in the Disclosure Material, and the Purchaser cannot claim that any fact, matter or circumstance causes:

(a)	any damage or loss to the Purchaser;

(b)	the Warranties to be false or misleading; or

(c)	the Warranties to be breached,

if the fact, matter or circumstance is:

(d)	disclosed in this Agreement or in the Disclosure Material.

11.3    Sole Remedy

The sole remedy of the Purchaser for a breach of any of the Warranties is for damages or indemnification in respect of the Claim in accordance with this clause 11 and clause 12 and in no event will the Purchaser be entitled to rescind or terminate this Agreement.

11.4    Purchaser’s warranties

As part of the terms of this Agreement the Purchaser warrants to the Vendor that each warranty and representation made by the Purchaser as set out in Schedule 10 is accurate and so warrants as at the date of this Agreement and as at a time immediately before Completion.

12.    Limitation of liability

12.1    No reliance on and no liability for matters outside this Agreement

The Purchaser acknowledges that:

(a)
no other party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Agreement, except for representations or inducements expressly referred to in this Agreement;

(b)
it does not enter into this Agreement in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly referred to in this Agreement;

(c)	the Purchaser has undertaken a due diligence investigation in relation to the Group Members and Sale Shares;

(d)	it enters into this Agreement solely as a result of its own due diligence, investigations, inquiries, advice and knowledge concerning any Group Member and the Sale Shares;

(e)	the Purchaser will not bring any Claim unless it is based solely on and limited to the express provisions of this Agreement; and

(f)
except for the Vendor’s obligations under the covenants, undertakings, Warranties and other provisions of this Agreement the Purchaser releases the Vendor and its Officers, employees, advisers and agents, from all claims, demands, obligations or liabilities whether in tort (including negligence), statute, contract, or otherwise which it has or may have after the date of this Agreement which arise out of the negotiations for and subject matter of this Agreement, other than as may be provided for in this Agreement or which arise out of any statement, disclosure, representation or warranty, whether express or implied, made by or on behalf of the Vendor which is not set out in this Agreement, whether in relation to the sale of the Sale Shares or otherwise.

12.2    Limitations of liability

Notwithstanding anything to the contrary contained in this Agreement, the Vendor will not be liable for any Claims:

(a)
Purchaser insured - where the Claim arises or is in respect of matters against which the Purchaser is insured for loss or damage suffered by it to the extent of the amount recovered under the applicable insurance policy (less the deductible), provided that the Purchaser shall first be required to make and diligently prosecute a claim under the applicable policy;

(b)
Purchaser’s awareness - where the Purchaser is, prior to Completion, aware of the matter giving rise to the Claim and does not before Completion give written notice to the Vendor of the matter. For this purpose, the Purchaser will be deemed to have knowledge of those matters disclosed in the Disclosure Material or any due diligence report (in draft or final form) prepared by or for the Purchaser or an Affiliate of the Purchaser which has been delivered on or prior to the date of this Agreement;

(c)	Purchaser’s own actions - where the Claim is as a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Purchaser after Completion;

(d)	Loss only compensated once - to the extent that the Purchaser has recovered the same loss under any other provision of this Agreement or any other document referred to in this Agreement;

(e)	Purchaser otherwise compensated - to the extent that the subject of the Claim has been or is made good or is otherwise compensated for without cost to the Purchaser;

(f)
Financial Statements or Completion Financial Statements - to the extent that the matter in respect of which the Claim is made is accrued, provided for or otherwise reflected in the Financial Statements or the Completion Financial Statements and taken into account in determining the Completion Net Assets;

(g)
No indirect or consequential loss - to the extent that the Claim relates to any exemplary, special, indirect, incidental or consequential loss (including any actual or prospective loss of revenue or profit) suffered by the Purchaser;

(h)
Legislation - where the Claim is as a result of or in respect of, or where the Claim arises from any act, matter, omission, transaction or circumstance which would not have occurred but for any legislation not in force at the date of this Agreement or any change of any law or administrative practice of any governmental agency, including any such legislation or change which takes effect retrospectively or any increase in the rates of Tax liable to be paid or any imposition of Tax not in effect at the date of this Agreement;

(i)
Purchaser’s actions in relation to Tax - where the circumstances giving rise to the Claim or Action result in a savings in Tax to the Purchaser or any Group Member or would have so resulted had the Purchaser or the relevant Group Member availed itself of proper credits, deductions, allowances and other savings in respect of Tax, to the extent of the saving;

(j)
Labour disputes - to the extent that any labour dispute, strike or work stoppage arises from or is connected with the Purchaser not offering employment to one or more employees employed by the Vendor or by a member of the Vendor Group exclusively in the Business;

(k)	Notice and access - unless the Purchaser has:

(i)	given the Vendor timely notice in writing of each fact or circumstance which gives or may give rise to the Claim;

(ii)
given the Vendor access to all relevant business records together with all other records, correspondence and information as the Vendor may reasonably request (but only to the extent that that information relates to the Claim); and

(iii)
allowed the Vendor, at the Vendor’s expense, a 4 week period to investigate (including providing access to relevant Officers and employees of the Group and the Purchaser) the facts or circumstances which give or may give rise to a liability on the Vendor’s part for a Claim by the Purchaser;

(l)	Time limits - unless the Purchaser has given written notice to the Vendor setting out specific details of the Claim within:

(i)	five (5) years after the Completion Date in respect of any Claim relating to Tax; and

(ii)	18 months after the Completion Date in respect of all other Claims, and within 6 months of the Vendor receiving that notice, the Claim has been:

(iii)	admitted or satisfied by the Vendor; or

(iv)	settled between the Vendor and the Purchaser; or

(v)	referred to a Court of competent jurisdiction by the Purchaser instituting and serving legal proceedings against the Vendor in relation to the Claim;

(m)	Lower dollar limits - unless:

(i)	the amount finally awarded or agreed as being payable in respect of the Claim in question is not less than $50,000; and

(ii)
the aggregate amount finally awarded or agreed as being payable in respect of all Claims is not less than $1 million, in which event the Vendor is only liable for so much of that amount as exceeds $1 million; or

(n)	Environment - to the extent that the losses claimed in respect of the Claim result from or are increased by or would not have arisen but for:

(i)
any change in Environmental Law after the date of this Agreement, including a change in the interpretation, operation or application of any existing Environmental Law or the introduction of any new Environmental Law;

(ii)	any change in the use or activities or any building, development or other works carried out after the date of this Agreement to any of the Premises including:

A.	the demolition, construction or alteration of any building or structure;

B.	excavation work;

C.	other works changing the natural or existing condition or topography of land.

(iii)	any works which exceed the minimum expressly required by Environmental Law to be carried out; or

(iv)	any Contamination at any of the Premises being disturbed, mobilised or exacerbated by reason of any conduct by or on behalf of the Purchaser.

12.3    Maximum liability for claims

The maximum aggregate amount recoverable by the Purchaser from the Vendor in respect of all Claims will be $100 million.

12.4    Reimbursement for amounts recovered

Unless already excluded pursuant to clause 13.2, the Purchaser will reimburse the Vendor for amounts paid by the Vendor to the Purchaser or any Group Member in respect of any Claim to the extent to which the same is recovered by the Purchaser or any Group Member from any third party, including but not limited to suppliers, manufacturers or insurers.

12.5    Adjustment to Purchase Price

If any amount is payable or paid by the Vendor to the Purchaser in respect of a Claim, such amount will be deemed to be a reduction in the Purchase Price.

13.    Further assessments of Tax

13.1    Notice of assessment

(a)
In the event of a notice of assessment or reassessment of Tax or other notice from, or any question, audit, or investigation by, any Governmental Authority in relation to Tax (“Tax Claim”) issuing after the Completion Date in relation to any Group Member which involves or could involve the Vendor in liability to the Purchaser under this Agreement:

(i)	the following provisions of this clause 13 will apply; and

(ii)
if the Tax Claim occurs after the Completion Date the Purchaser will, or the Purchaser will procure that any relevant Group Member will notify the Vendor thereof and furnish them with a copy of all documents it has received in relation to the Tax Claim promptly upon becoming aware of the Tax Claim, and in any event no later than 30 days after the receipt of notice of the Tax Claim.

(b)
The Purchaser will, or the Purchaser will procure that any relevant Group Member will, at the Vendor’s expense, take all action in good faith and with due diligence that the Vendor reasonably requests to avoid, remedy, minimise or mitigate the Tax Claim, including but not limited to:

(i)	cause to be filed a notice of objection to a Tax Claim; and

(ii)	legal proceedings to dispute, defend, appeal or compromise any Tax Claim.

(c)
Notwithstanding that the Purchaser and/or any other Group Member is a party to such action, the Vendor will have control over the form and substance of the action to be taken and any appeals or further actions in respect thereof.

(d)	The Purchaser will not permit the Group or itself to compromise or discontinue any proceeding taken under this clause without the prior written consent of the Vendor.

(e)
In the event of a Tax Claim, the Purchaser will, and will procure that each Group Member will, provide the Vendor with all reasonable assistance (including access to records and personnel) required by the Vendor in order to enable it to take the actions referred to in this clause 13.1 and to resolve the above issue to its reasonable satisfaction.

13.2    Adjustments

An amount equal to any award of costs in favour of the Purchaser and/or any Group Member in connection with any action dealt with under clause 13.1 will, within 5 Business Days after receipt, credit or offset, be remitted by the Purchaser to the Vendor, subject to the Purchaser’s right of set off in respect of any unpaid expenses for the Vendor’s account incurred by the Purchaser under clause 13.1.

13.3    No liability if non-compliance

If the Purchaser does not comply with this clause 13, in all material respects the Vendor will not be liable for any Claim or Action arising from or relating to a notice of assessment of the kind described in clause 13.1.

14.    Guarantees and indemnities

14.1    Guarantee of Purchaser’s obligations

The Vendor has entered into this Agreement at the request of the Purchaser’s Guarantor and on condition that the Purchaser’s Guarantor guarantee to the Vendor the due performance and observance by the Purchaser of the terms, covenants, conditions and warranties of this Agreement to be observed and performed by the Purchaser up to and including on Completion, or if Completion does not occur until all of the Purchaser’s obligations under this Agreement are satisfied (the “Guarantee Term”).

14.2    Purchaser’s Obligations

By executing this Agreement, the Purchaser’s Guarantor hereby unconditionally guarantees to the Vendor the due performance and observance by the Purchaser of each and every of the obligations of the Purchaser during the Guarantee Term undertaken by the Purchaser in entering into this Agreement, including the due and punctual payment to the Vendor of all money due or which may become due from the Purchaser under this Agreement or arising out of any breach by the Purchaser of the terms, covenants, conditions and warranties contained in this Agreement (“Purchaser’s Obligations”).

14.3    Default

The Purchaser’s Guarantor will be responsible to the Vendor in respect of the Purchaser’s Obligations during the Guarantee Term in the same manner as if the Purchaser’s Guarantor were the Purchaser under this Agreement.

14.4    Indemnity

The Purchaser’s Guarantor covenants and agrees with the Vendor to indemnify the Vendor in respect of any breach or default or attempted breach or default by the Purchaser or the unenforceability or voidability of any of the Purchaser’s Obligations during the Guarantee Term.

14.5     Terms of Guarantee

    The Purchaser’s Guarantor agrees that:

(a)	the guarantee in this clause 14 shall continue in full force and effect up to but not after Completion;

(b)	the Purchaser’s Guarantor will pay any money due to the Vendor by reason of the guarantee and indemnity in this clause 14 on demand;

(c)	the Vendor may proceed against the Purchaser’s Guarantor without first having proceeded against the Purchaser without affecting the liability of the Purchaser’s Guarantor under this Agreement;

(d)
no extension of time or other indulgence granted to the Purchaser or the Purchaser’s Guarantor by the Vendor will operate to affect or modify any of the obligations or covenants of the Purchaser’s Guarantor under this Agreement;

(e)
the guarantee and indemnity in this clause 14 will be a continuing guarantee and will remain in full force and effect during the Guarantee Term until all money now or at any time payable by the Purchaser to the Vendor has been fully paid, including money the payment or satisfaction of which is subsequently avoided or affected in any way whether under any statutory provision or otherwise so as to deprive the Vendor of the full benefit of such payment or satisfaction;

(f)
the liability of the Purchaser’s Guarantor under the guarantee and indemnity in this clause 14 will be absolute and unconditional and will not be affected by the insolvency, bankruptcy or winding up of the Purchaser; and

(g)	the liability of the Purchaser’s Guarantor under the guarantee and indemnity in this clause 14 will be absolute and unconditional and will not be affected by:

(i)
any lack of validity or enforceability of this Agreement or any change in the time, manner or place of payment of or in any other term of this Agreement or the failure on the part of the Purchaser to carry out its obligations under this Agreement;

(ii)	any impossibility, impracticability, frustration of purpose, illegality or act of government;

(iii)	any lack or limitation of power, incapacity or disability on the part of the Purchaser or its directors or agents thereof or any other irregularity, defect or informality;

(iv)
any continuance or reorganization or any change in the business, capital structure, directors, management, members, name, objects, organization, powers or shareholders of the Purchaser, the amalgamation of the Purchaser with another corporation, or any other act or event that would constitute a novation of any obligation or liability of the Purchaser under this Agreement, whether by substitution of the obligations or liabilities of any other person in place of the Purchaser or otherwise; or

(v)
any other law, regulation or other circumstance that might otherwise constitute a defence available to, or a discharge of, the Purchaser in respect of any of the liabilities guaranteed by the Purchaser’s Guarantor hereunder.

As a separate and independent stipulation the Purchaser’s Guarantor agrees and declares that all or any sums of money which may not be recoverable from the Purchaser’s Guarantor under the guarantee and indemnity in this clause 14.5 will be recoverable from the Purchaser’s Guarantor as sole or principal debtor and will be paid by the Purchaser’s Guarantor on demand.

15.    General

15.1    Further acts

Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this Agreement.

15.2    Notices

Any communication under or in connection with this Agreement (a “Notice”):

(a)	must be in writing;

(b)	must be addressed as shown below:

Name:        Mayne Group Limited
Address:    Level 21
                   390 St Kilda Road
                   Melbourne VIC 3004
                   AUSTRALIA
Fax no:      +61 3 9868 0718
For the attention of: Chief Financial Officer

Name:        DHL International Express Ltd.
Address:    6205 Airport Road
                   Building B, Suite 400
                   Mississauga, Ontario
                   L4V 1E1
                   CANADA
Fax no:       (905) 673-7388
For the attention of: President

Name:        DHL Worldwide Express B.V.
Address:    Global Coordination Centre
                   De kleetlaan 1
                   1831, Diegem
                   BELGIUM
Fax no:       322 713 5803
For the attention of: Simon Clayton

Name:        Mayne Group Canada Inc.
Address:    c/- Mayne Group Limited
                   Level 21
                   390 St Kilda Road
                   Melbourne VIC 3004
                   AUSTRALIA
Fax no.:     +61 3 9868 0718
For the attention of: Chief Financial Officer

Name: Loomis Canada Holding Company Inc.
Address: c/- Mayne Group Limited
Level 21
390 St Kilda Road
Melbourne VIC 3004
AUSTRALIA
Fax no: +613 9868 0718
For the attention of: Chief Financial Officer

(or as otherwise notified by that party to the other party from time to time);

(c)	must be signed by the party making the communication or (on its behalf) by the solicitor for, or by any attorney, director, secretary, or authorised agent of, that party;

(d)	must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 15.2(b); and

(e)	will be deemed to be received by the addressee:

(i)	(in the case of prepaid post) on the third Business Day after the date of posting to an address within Canada, and on the fifth Business Day after the date of posting to an address outside Canada;

(ii)
(in the case of fax) at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is a non Business Day, or is after 5.00 pm on a Business Day, when that communication will be deemed to be received at 9.00 am on the next Business Day; and

(iii)
(in the case of delivery by hand) on delivery at the address of the addressee as provided in clause 15.2(b), unless that delivery is made on a non Business Day, or after 5.00 pm on a Business Day, when that communication will be deemed to be received at 9.00 am on the next Business Day,

15.3      Expenses

Except as otherwise provided in this Agreement, each party will pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this Agreement.

15.4      Amendments

This Agreement may only be varied by a document signed by or on behalf of each of the parties.

15.5      Assignment

A party cannot assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party.

15.6      Waiver

(a)
Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this Agreement by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this Agreement.

(b)	Any waiver or consent given by any party under this Agreement will only be effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of any term of this Agreement will operate as a waiver of another breach of that term or of a breach of any other term of this Agreement.

15.7      Consents

Any consent of any party to this Agreement referred to in, or required under, this Agreement from any party may not be unreasonably withheld, unless this Agreement expressly provides for that consent to be given in that party’s absolute discretion.

15.8      Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this Agreement, all of which together constitute one agreement.

15.9      Indemnities

(a)	Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this Agreement.

(b)	It is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this Agreement.

15.10    Entire agreement

To the extent permitted by law, in relation to the subject matter of this Agreement, this Agreement:

(a)	embodies the entire understanding of the parties, and constitutes the entire terms agreed on between the parties; and

(b)	supersedes any prior written or other agreement between the parties.

15.11    Survival of certain provisions; no merger

(a)	Clause 12 and clause 15 will survive rescission or termination of this Agreement.

(b)
If this Agreement is rescinded or terminated, no party will be liable to any other party except in respect of any breach of this Agreement occurring before rescission or termination and except for a breach of clause 11 and clause 12 regardless of when the breach occurred.

(c)	No right or obligation of any party will merge on completion of any transaction under this Agreement. All rights and obligations under this Agreement survive the execution and delivery of any transfer or other document which implements any transaction under this Agreement.

Signed for and on behalf of Mayne Group
Limited ABN 56 004 073 410 by its Attorneys
under Power of Attorney dated 30 January 2002
each of whom declares that he or she holds the
office in Mayne Group Limited indicated under
his or her signature and that he or she has no
notice of revocation of the Power of Attorney

Mayne Group Limited
ABN 56 004 073 410 by
its Attorneys:

_______________________________
Signature of Attorney

_______________________________
Name of Attorney in full

_______________________________
Office

_______________________________
Signature of Attorney

_______________________________
Name of Attorney in full

_______________________________
Office

Signed sealed and delivered for and on behalf of DHL International Express Ltd. by its Attorney under a Power of Attorney dated                                         , and the Attorney
declares that the Attorney has not received any
notice of the revocation of such Power of Attorney,
in the presence of:
Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full

Signed sealed and delivered for and on behalf of Loomis Canada Holding Company Inc. by its Attorney under a Power of Attorney dated                                                , and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:
Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full

Signed sealed and delivered for and on behalf of Mayne Group Canada Inc. by its Attorney under a Power of Attorney dated                         , and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:
Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full

Signed sealed and delivered for and on behalf of DHL Worldwide Express B.V. by its Attorney under a Power of Attorney dated                                         , and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:

Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full

Schedule 1
Subsidiaries

Name	Authorized and issued share capital	Percentage of issued shares ultimately beneficially owned by the Company

Mayne Logistics Loomis Inc.	100 common shares	100%

Mayne Nickless Logistics Inc.	100 common shares	100%

Schedule 2
Sale Shares

Company	Number of Sale Shares	Type of Sale Shares
Mayne Group Canada Inc.	100	Common

	The number of shares to be issued to partially satisfy the dividends payable pursuant to clause 3.8	Preferred

Schedule 3
Reorganisation

The implementation of the Reorganisation will include the following steps, substantially as described below:

(a)	The Agreement shall be amended such that the Vendor will agree to sell all of the Sale Shares to CanadaCo instead of the Purchaser.

(b)	The Agreement shall be amended to provide that the Purchase Price shall be paid by CanadaCo as follows:

(i)	With respect to the preference shares, payment to the Vendor in cash equal to the sum of the price at which the preference shares were issued; and

(ii)	With respect to the common shares, by issuing common shares in the capital of CanadaCo to Vendor to the value of $88,000,000 with the balance to be paid in cash.

(c)	The Agreement will be amended to delete the covenants of the Purchaser’s Guarantor.

(d)	Such other consequential amendments will be made to the Agreement as may be required.

(e)
The Vendor will enter into an agreement with the Purchaser (the “CanadaCo Share Sale Agreement”) pursuant to which the Purchaser will acquire all of the issued and outstanding shares in CanadaCo for purchase consideration of $88,000,000 (the “CanadaCo Purchase Price”).

(f)	The CanadaCo Share Sale Agreement will provide that:

(i)	The Purchaser will provide CanadaCo with sufficient funds to pay the Vendor the cash component of the Purchase Price;

(ii)
CanadaCo will withhold and remit to Canada Customs and Revenue Agency tax under Part XIII of the Tax Act in respect of the Purchase Price. The rate of withholding tax will reflect the applicable rate in force under the Canada – Australia Tax Convention at the time of the payment;

(iii)	The Vendor and the Purchaser will agree on covenants similar to clause 7.7 to the Agreement relating to tax withholding obligations.

(iv)	It is a condition precedent that, prior to the completion time under the CanadaCo Share Sale Agreement, the Purchaser will have obtained the Investment Canada Approval and Competition Act Approval;

(v)	The Purchaser’s Guarantor shall guarantee the obligations of the Purchaser under the CanadaCo Share Sale Agreement;

(vi)	The Vendor will give complete warranties with a related indemnity to the satisfaction of the Purchaser, acting reasonably, regarding CanadaCo;

(vii)
The Vendor will indemnify the Purchaser, the Company and CanadaCo and their respective directors, officers, employees, agents and shareholders, or any one of them, from and against all Claims related to

Taxes or other Liabilities of the Purchaser, the Company or CanadaCo which may be made or brought against the them, or which they may suffer or incur, directly or indirectly as a result of or in connection with the implementation of the Reorganisation including but without limiting the generality of the foregoing, any interest, penalties costs and expenses, including legal and accounting fees associated therewith (except that this indemnity does not apply to any Taxes or other liabilities of the Purchaser or CanadaCo arising out of the method by which the Purchaser chooses to provide CanadaCo with sufficient funds to pay the Vendor the cash component of the Purchase Price); and

(viii)	Such other covenants, warranties, indemnities as are typical for an agreement of this nature as agreed between the parties, acting reasonably.

(g)	The Agreement will close in advance of the close of the CanadaCo Share Sale Agreement.

Schedule 9
Warranties of the Vendor

The Vendor represents and warrants to the Purchaser, the matters set out below.

1.1    Incorporation and Registration Share Capital

(a)
The Company is a corporation duly incorporated and validly existing under the federal laws of Canada and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. Neither the nature of its business nor the location or character of the property owned or leased by the Company requires it to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction other than in the Provinces of British Columbia, Alberta and Ontario where it is duly registered, licensed or otherwise qualified for such purpose and other than jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a material adverse effect on the Company.

(b)
Each of the Subsidiaries is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. Neither the nature of its business nor the location or character of the property owned or leased by any of the Subsidiaries requires it to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction where the relevant Subsidiary is not duly registered, licensed or otherwise qualified for such purpose and other than jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a material adverse effect on the Subsidiary.

1.2    Subsidiaries

The Subsidiaries listed in Schedule 1 are all the Subsidiaries. The Company is the sole registered and beneficial owner of all of the issued and outstanding shares in the capital of each of the Subsidiaries, free and clear of all Encumbrances. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person other than its shareholdings in the Subsidiaries.

1.3    Right to Sell

The Vendor is a corporation duly incorporated and validly existing under the laws of the State of Victoria, Australia. The Vendor is the sole registered and beneficial owner of the Sale Shares free and clear of all Encumbrances. The Vendor has the exclusive right to dispose of the Sale Shares as provided in this Agreement and such disposition will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, order, judgment, decree, licence, permit or Laws, to which the Vendor is a party or subject or by which the Vendor is bound or affected. The Sale Shares are not subject to the terms of any shareholders agreement.

1.4    Capitalization

The authorized and issued share capital of the Company and each of the Subsidiaries as at the date of this Agreement and as at Completion is as set forth in Schedules 2 and 1, respectively. All of the Sale Shares and all the shares in each of the Subsidiaries have been duly and validly issued and are outstanding as fully paid and non-assessable shares. No options, warrants or other rights to purchase shares or other securities of the Company or of any of the Subsidiaries and no securities or obligations convertible into or exchangeable for shares or other securities of the Company or any of the Subsidiaries have been authorized or agreed to be issued or are outstanding.

1.5	Title to the Assets

Except as identified elsewhere in this Agreement or as otherwise disclosed in writing to the Purchaser, each of the Company and the Subsidiaries is the sole beneficial and (where its interests are registrable) the sole registered owner of all of its assets and interests in assets, real and personal, with good and valid title, free and clear of all Encumbrances other than Permitted Encumbrances.

1.6      Due Authorization

The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Vendor.

1.7      Enforceability of Obligations

This Agreement constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with its terms.

1.8      Absence of Conflicting Agreements

None of the Company or any of the Subsidiaries is a party to, bound or affected by or subject to any charter or by-law provision, order, judgment or decree which would be violated, contravened, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of this Agreement, or any other agreement to be entered into under the terms of this Agreement, or the performance by the Vendor or the Company or any of the Subsidiaries of any of its obligations under this Agreement or any other agreement to be entered into under the terms of this Agreement.

1.9      Regulatory Approvals

No approval, order, consent of or filing with any Governmental Authority is required other than Competition Act Approval and Investment Canada Approval in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendor’s obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

1.10    Competition Act Revenues

For the purpose of determining the application of the pre-merger filing requirements of the Competition Act, the gross revenues from sales in and from Canada generated from the assets in Canada of the Company, determined in each case as prescribed in the Competition Act exceed $287 million. The gross revenues from sales in, from and into Canada of the Company and its affiliates, determined in each case as prescribed in the Competition Act exceed $287 million.

1.11    Financial Statements

The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding period and present fairly:

(a)	all of the assets, liabilities and financial position of the Company and the Subsidiaries on a consolidated basis as at June 30, 2002; and

(b)	the sales, earnings, results of operation and changes in financial position of the Company and the Subsidiaries on a consolidated basis for the twelve month period ended June 30, 2002.

1.12    Absence of Undisclosed Liabilities

None of the Company or any of the Subsidiaries has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except as disclosed in the Financial Statements, in Annexure A or except as incurred in the ordinary course of business and which are not individually or in the aggregate materially adverse.

1.13    Absence of changes and unusual transactions

(a)	There has not since June 30, 2002 been:

(i)	any material adverse change to the financial condition of the Group from that shown in the Financial Statements; or

(ii)	any material change in the nature, amount, valuation or basis of valuation of the assets or in the nature or amount of any liabilities of the Group,

other	than the Pension Plan Deficit, if any.

(b)	There has not arisen since June 30, 2002 any item, transaction or event of a material or unusual nature likely to affect substantially the Business.

(c)
Since June 30, 2002, the Group has carried on its business in the ordinary course, no asset has been acquired or disposed of except in the ordinary course of business, no liability has been incurred except in the ordinary course of business, and no contingent liability has been incurred by the Group except in the ordinary course of business.

1.14    No Joint Venture Interests, etc.

None of the Company or any of the Subsidiaries is a partner, beneficiary, trustee, co-tenant, joint-venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking and none of the Company or any of the Subsidiaries has significant investment interests in any business owned or controlled by any third party.

1.15    Absence of Guarantees

None of the Company or any Subsidiaries has given or agreed to give, or is a party to or bound by, any guarantee, surety or indemnity in respect of indebtedness, or other obligations, of any Person, or any other commitment by which the Company or any Subsidiary is, or is contingently, responsible for such indebtedness or other obligations.

1.16    Business in Compliance with Law

In all material respects, the operations of the Company and the Subsidiaries have been and are now conducted in compliance with all Laws of each jurisdiction in which the Company and the Subsidiaries carry on or have carried on business and none of the Company or any of the Subsidiaries have received any notice of any alleged violation of any such Laws.

1.17    Governmental Authorizations

All material Governmental Authorizations have been obtained that are required by the Company or any of the Subsidiaries to enable each of them to carry on its business in compliance with all Laws. To the knowledge of the Vendor, all material Governmental Authorizations are in full force and effect in accordance with their terms, and there have been no violations of such Governmental Authorizations and no proceedings are pending or, to the knowledge of the Vendor, threatened, which could result in their revocation or limitation.

1.18    Restrictive Covenants

Except as disclosed in Schedule 1.18, none of the Company or any of the Subsidiaries is a party to or bound or affected by any commitment, agreement, arrangement or undertaking (whether written or oral), or document containing any covenant materially limiting the freedom of the Company or any of the Subsidiaries to compete in any line of business or any geographic area.

1.19    Intellectual Property

(a)
Either the Company, a Subsidiary or another member of the Vendor Group is the exclusive beneficial owner (and, where registered, the registered proprietor) of all right, title and interest in and to the Intellectual Property (with no breaks in the chain of title). The Intellectual Property which is not owned by the Company or a Subsidiary and which is currently being used in the course of the Business is being used with the consent of or licence from the rightful owner and all such licences are in full force and effect.

(b)
Except as disclosed in Schedule 1.19, the Intellectual Property owned by the Company or any of the Subsidiaries is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in its abandonment, cancellation or unenforceability.

(c)
Except as disclosed in Schedule 1.19, no claim has been made of adverse ownership, invalidity or other opposition to or conflict with any Intellectual Property nor is there any pending or threatened claim against the Company or any of the Subsidiaries relating to the Intellectual Property.

(d)
Except as disclosed in Schedule 1.19, the use of any of the Intellectual Property by the Company and the Subsidiaries does not breach, violate, infringe or interfere with any rights of any third party or require payment for the use of any intellectual property right owned by another person.

1.20    Owned Real Property

Neither the Company nor any Subsidiary:

(a)	owns or purports to own any real property; or

(b)	other than the leasehold interests in the Real Property created pursuant to the Real Property Leases, has any interest in real property.

1.21    Environmental

Except as disclosed by the Disclosure Material, as at the date of this Agreement:

(a)
The Business has been and is being conducted on and from the Premises in substantial compliance with all applicable Environmental Laws in all material respects and no Group Member has been convicted of any material offence under any Environmental Law.

(b)
All Environmental Permits necessary for the conduct and operation of the Business as presently conducted on and from the Premises have been obtained, are in force and effect and are being complied with in all material respects.

(c)
There are no Orders issued by any Governmental Authority against the Group or Third Party Environmental Claims, alleging breach of Environmental Law or requiring Remediation to be carried out, at any of the Premises, which have not been satisfied in all material respects.

1.22    Employment Matters

The Vendor has disclosed to the Purchaser in writing prior to the date of this Agreement:

(a)	full and correct details of the employment conditions of all of the Employees listed in Schedule 1.22; and

(b)	except for approximately two administrative support staff, full and correct details of the material employment arrangements of all other Employees.

1.23    Litigation

Except as disclosed in Schedule 1.23, there are no Claims, investigations, complaints, grievances or proceedings, including appeals and applications for review, in progress, or, to the knowledge of the Vendor, pending or threatened against or relating to the Company or any of the Subsidiaries before any Governmental Authority, which, if determined adversely to the Company or any of the Subsidiaries, would,

(a)	materially and adversely affect the properties, business, future prospects or financial condition of the Company or any of the Subsidiaries,

(b)	enjoin, restrict or prohibit the transfer of all or any part of the Sale Shares as contemplated by this Agreement, or

(c)	prevent the Vendor or the Company or any of the Subsidiaries from fulfilling any of its obligations set out in this Agreement or arising from this Agreement,

and the Vendor has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. Except as disclosed in Schedule 1.23, there is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or any of the Subsidiaries. The Purchaser has been provided with copies of all of the audit response letters from counsel to the Company and each of the Subsidiaries for the last one year.

1.24    Tax Matters

(a)
Each of the Company and the Subsidiaries has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon in all material respects.

(b)
Each of the Company and the Subsidiaries has duly and timely paid all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Governmental Authority. Provision has been made on the Balance Sheet for amounts at least equal to the amount of all Taxes owing by any one of them that are not yet due and payable and that relate to periods ending on or prior to June 30, 2002. Provision will be made on the Completion Date Financial Statement for amounts at least equal to the amount of all Taxes owing by any one of them that will not be due and payable by the Completion Date and that relate to periods ending on or prior to the Completion Date.

(c)
None of the Company or any of the Subsidiaries has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company or any of the Subsidiaries is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company or any of the Subsidiaries is or may be liable; (iii) the Company or any of the Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Company or any of the Subsidiaries is or may be liable.

(d)
All income and capital tax liabilities of each of the Company and the Subsidiaries have been assessed by the relevant Governmental Authorities and notices of assessment have been issued to each such entity by the relevant Governmental Authorities for all taxation years or periods ending prior to and including the taxation year or period ended June 30, 2001, except Mayne Logistics Loomis Inc. for Manitoba capital purposes, which has been assessed up to its taxation year ended July 3, 2000.

(e)
To the knowledge of the Vendor, there are no proceedings, investigations, audits or Claims now pending or threatened against the Company or any of the Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, save and except that an audit is currently being conducted under the Corporations Tax Act (Ontario) for the years 1997, 1998 and 1999.

(f)
Each of the Company and the Subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person) and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it.

(g)
Each of the Company and the Subsidiaries has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

(h)
None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada), or any equivalent provision of the Tax Legislation of any province or any other jurisdiction, have applied or will apply in any material respect to the Company or any of the Subsidiaries at any time up to and including the Completion Date.

(i)
None of the Company or any of the Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Income Tax Act (Canada), for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Income Tax Act (Canada).

(j)
The Company is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and its registration number is: GST 103577219RT0001.

(k)
Mayne Logistics Loomis Inc. is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales tax and its registration numbers are: GST 122082753RT0002 and QST 1003663872TQ0004.

1.25    Tax Data

Complete and accurate information relating to each of the matters referred to below is disclosed in Schedule 1.25:

(a)	undepreciated capital cost of each class of depreciable assets;

(b)	paid-up capital of each class of shares;

(c)	capital dividend account balance;

(d)	refundable dividend tax on hand;

(e)	non-capital losses available for carry over;

(f)	net capital losses;

(g)	cumulative eligible capital;

(h)	investment tax credits;

(i)	any liabilities and any unclaimed input tax credit in respect of goods and services or harmonized sales tax and any other similar provincial value-added or multi-staged tax;

(j)	any retail sales tax liabilities or unclaimed rebate;

(k)	V-day value of capital properties;

(l)	section 85 elections as reasonably available;

(m)	section 85.1 share exchanges as reasonably available.

1.26    Corporate Records

(a)
The Articles and by-laws for the Company and each of the Subsidiaries, including any and all amendments have been made available to the Purchaser in the Disclosure Material and such Articles and by-laws as so amended are in full force and effect and no amendments are being made to the same except in relation to the terms of the preferred shares specified in clause 3.8.

(b)
The corporate records and minute books for the Company and each of the Subsidiaries have been made available to the Purchaser in the Disclosure Material. The minute books include complete and accurate minutes of all meetings of the directors or shareholders for the Company and each of the Subsidiaries, as applicable, held to date or resolutions passed by the directors or shareholders on consent, since the date of its incorporation. The share certificate book, register of shareholders, register of transfers and register of directors for the Company and each of the Subsidiaries, are complete and accurate.

1.27    Disclosure Material

The Vendor has collated and prepared all of the Disclosure Material with reasonable care and skill as to its accuracy and completeness. The Vendor has not withheld from that material and information anything of which the Vendor has knowledge and which might, if disclosed, reasonably be expected to affect the decision of the Purchaser to enter into this document and complete the transactions contemplated by it.

LIST OF SCHEDULES

Number	Name
1.5	Permitted Encumbrances
1.18	Restrictive Covenants
1.19	Intellectual Property Matters
1.22	Employment Matters
1.23	Litigation
1.25	Tax Data

Schedule 1.5
Permitted Encumbrances

1.	Encumbrances granted by the Company or any Subsidiary to any person in respect of capital or operating leases, provided that the terms of such leases have been fully complied with.

2.	Encumbrances granted by the Company or any Subsidiary securing purchase money obligations.

3.
Statutory liens of landlords, carriers, warehousemen, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder.

4.
Zoning restrictions and easements, rights of way, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on the Company’s or any Subsidiary’s ability to use such real property for its intended purpose in connection with the Company’s or any Subsidiary’s business, provided that such licenses, covenants and other restrictions have been complied with in all material respects.

5.	Encumbrances and prior claims securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings.

6.	Deposits to secure performance of bids, trade contracts, leases and statutory obligations made in the ordinary course of business (to the extent not excepted elsewhere herein).

7.	Encumbrances evidenced by registrations pursuant to the relevant acts of the relevant Provinces set forth below:

	File No.	Registration No.	In favour of

1.	880956432	20020301 1448 7029 3161	Danka Canada Inc.

2.	885073671	20020705 1815 1531 9860	IBM Canada Limited

3.	842306184	19980702 1758 1531 0102	PHH Vehicle Management Services Inc.

4.	888671628	20021028 1815 1531 8858	Xtra Canada, A Division of Xtra Inc.

5.	812308743	19950217 2156 1254 2302 as renewed by 20000112 1447 1254 7597	General Electric Canada Inc.

6.	835730595	19971105 1255 1254 6125	General Electric Canada Inc.

7.	840929661	19980521 1445 1530 3705	Royal Bank of Canada

8.	870938235	20010327 1613 7029 6090	Danka Canada Inc.

8.
Any Encumbrance arising out of the refinancing, extension, renewal or refunding of any indebtedness or liabilities secured by an Encumbrance permitted by any of the foregoing items 1 through 7 inclusive, provided such refinancing, extension, renewal or refunding is made in the ordinary course of business consistent with past practice.

9.	Pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation.

10.	Rights of setoff, banker’s lien and other similar rights arising solely by operation of law.

Schedule 1.18
Restrictive Convenants

1.
Subject to the provisions of a Trade-Mark Licence Agreement made as of the 26th day of April, 2000, Mayne Nickless Canada Inc. (“Licensor”), and Loomis Armoured Car Service Ltd. (“Licensee”), the Licensor granted the Licensee an exclusive, royalty-free right and licence to use scheduled Trade-marks in Canada in association with the provision of an armoured transportation business for a period of 25 years.

Schedule 1.19
Intellectual Property Matters

(b)	As disclosed in the “Status” column of Schedule 6 - Intellectual Property.

(c)	Nil.

(d)	Nil.

Schedule 1.22
Employment Matters

1.	Steve Barr

2.	Jamie Beggs

3.	Bill Betton

4.	Brian Fulwiler

5.	Greg Hewitt

6.	Patrick Jairam

7.	Jim Merwin

8.	Rick Tataryn

9.	Lovel Vining

10.	Matthew Walsh

11.	Ken Wilson

Schedule 1.23
Litigation

1.	West Coast Claim Savers Inc. v. Loomis Courier Service, County Court of Vancouver, Vancouver Registry No. F854563

2.	William Lindsay v. Mayne Nickless Transport Inc., Supreme Court of British Columbia, New Westminster Registry No. S025638

3.	GeoSea Consulting (Canada) Ltd. v. Loomis Courier Service

4.	Purolater Courier Ltd. v. Mayne Nickless Transport Inc., Federal Court of Canada, Ottawa Registry Docket No. T-1412-90

5.	Midland Maintenance v. Loomis Courier Service, Supreme Court of British Columbia, Vancouver Registry

6.	McPherson et al v. Mayne Nickless Transport Inc., dba Loomis Courier Service and the said Mayne Nickless Transport Inc., Supreme Court of British Columbia, Vancouver Registry No. C972002

7.	Marion Cooper v. Loomis Courier Service and Mayne Nickless Transport Inc., Provincial Court (Small Claims) of British Columbia, Fort St. John Registry No. 10311

8.	McKinley v. Loomis Courier Service and Mayne Nickless Transport Inc., Supreme Court of British Columbia, New Westminster Registry No. S050747

9.	Corbett v. Loomis Armoured Car Service Ltd. et al, Supreme Court of British Columbia, Vancouver Registry No. M014324

10.	MacLeod v. Loomis Courier Service Ltd. et al, Supreme Court of British Columbia, Vancouver Registry No. M014703

11.	Stephen L. Terrell v. Mayne Nickless Transport Inc. and Stuart Hall, Supreme Court of British Columbia, Vancouver Registry No. B982833

12.	Alic Avin Pahlad v. Loomis Armored Car Service et al, Supreme Court of British Columbia, Vancouver Registry No. B992173
(According to legal letter this matter settled)

13.	Harris v. Mayne Nickless Transport Inc., Supreme Court of British Columbia, Chilliwack Registry No. S001659
(According to legal letter this matter settled)

14.	Mayne Nickless v. Ronald Wayne Bridal and Tammy Bridal, Supreme Court of British Columbia, Vancouver Registry No. S001958

15.	Richard Wickett v. Mayne Nickless Canada Inc., Provincial Court (Small Claims) of British Columbia, Penticton Registry No. 18130

16.	Thibodeau v. Mayne Nickless Transport Inc. and the BC Human Rights Commission, Supreme Court of British Columbia, Vancouver Registry No. C993716

17.	Kerrisdale Cameras Ltd. v. Mayne Nickless Transport Inc., Provincial Court (Small Claims) of British Columbia, Vancouver Registry No. 2002-74202

18.
Judith Helen Skarbo v. James Victor Miller and Mayne Nickless Transport Inc., Operating Under the Name and Style of Loomis Courier Service, Supreme Court of British Columbia, Kelowna Registry No. 50206

19.	Michael Thorpe v. Mayne Nickless Transport Inc.

20.	Catherine MacDonald v. Loomis Armoured Car Service Ltd. et al, Supreme Court of British Columbia, Vancouver Registry No. M010057

21.	Nelson v. Loomis, Provincial Court (Small Claims) of British Columbia, Campbell River Registry No. C4727

22.	Solander Isle Holdings Ltd. v. Pacific Coast Savings Credit Union et al, Provincial Court (Small Claims) of British Columbia, Victoria Registry No. 30332

23.	Kuldip Singh Samra v. Mayne Logistics Loomis Inc., Provincial Court (Small Claims) of British Columbia, Abbottsford Registry No. S15410

24.	First Alberta Armoured Transport Ltd. v. Loomis Armored Car Services Ltd., Brink’s Canada Limited and Royal Bank of Canada, Queen’s Branch of Alberta, Edmonton

25.	First Alberta Armoured Transport Ltd. v. Loomis Armored Car Service Ltd. and The Toronto-Dominion Bank, Queen’s Branch of Alberta, Edmonton

26.	Mayne Nickless Transport ats. Kelran Enterprises Incorporated

27.	Amanda Gould v. Mayne Nickless Transport Inc. and James A. Edmondson

28.	Estec Systems Corp. v. Mayne Logistics Loomis Inc., Provincial Court of Alberta

29.	International Truckload Services Inc. v. Mayne Logistics Loomis Inc.

30.	Mayne Logistics Loomis v. Myers International Courier & Distribution Inc. and Steve McVittie

31.	Ambrose and Maureen Jones ats LACS (Loomis Armoured Car Service)

32.	Loomis Courier v. Source Medical Corporation

33.	Carol Sabo v. Tera Lee Sjoberg, Securicor Canada Limited (previously known as Loomis Armored Car Services Ltd.) and Loomis Armored Car Services Ltd.

34.	510030 Ontario Inc. v. Mayne Loomis Logistics Inc., Ontario Superior Court of Justice, Sudbury C-6734/02

35.
David Kilcup v. Loomis Armored Car Service Limited, Michael Alexander (the former President of Loomis Armored Car Service) and Securicor Canada Limited, Ontario Superior Court of Justice, Toronto Court File No.: 01-CV-206567CMA

36.	Dalmy’s v. Loomis Courier Service, Superior Court Province of Quebec, District of Montreal No.: 500-05-012863-948

37.	William John Alberts, v. John Wright, Jr. and Loomis Armoured Car, Queen’s Branch of New Brunswick S/C/917/01

38.	Patrick Jay v. Loomis Courier Service, a Division of Mayne-Nickless Transport Inc. and Sandra Head, Supreme Court of Prince Edward Island (Trial Division) No. S1Gs-18505

39.	Canadian Blood Services – Customer has threatened claim for damaging goods in transit in December 2000. Threatened claim was for $1.3 million.

40.	Guild Electric – Landlord of 250 Tempo Ave. (formerly premise used by Company subsidiary) threatened suit for clean up of fuel contamination.

41.	Canada Trust – Claim for lost bank bag on April 13, 2000. Bank has made a claim for $69,585.55. Claim with insurance underwriters.

42.	Symcor – Claim for lost bank bag on June 21, 1999. Bank has made a claim for $113,342.94. Insurance underwriters reviewing claim.

43.	CIBC (Watson Lake) – Claim for lost bank bag on September 30, 1999. CIBC claiming $75,194.20. Insurance underwriters are on notice.

44.
Canada Trust (Airwave Crash)– Claim for lost bank bags on July 18,2000 as a result of plane crash. Claims in amount of $412,852.39. Claim denied for failure to satisfy notification as per contract. Insurance underwriters are on notice.

Open Vehicle Accident Listing as at August 31, 2002 as per UAB Bordereau.

Year	Entity	File No.	Claimant	Reserve	On Litigation List
1999	LAC	367-70443	Ambrose Jones	800	Yes

	LCS	367-76831	Patricia Karaim	15,000

2000	LCS	367-85402	Leonard MacLeod et al	3,500	Yes

	LCS	367-11228	Bridgette Taylor	15,000

	LAC	367-83109	Lecily Corbett	69,177	Yes

	LAC	367-85426	Terry Condio/Catherine MacDonald	36,200	Yes

	LAC	367-12950	WM Alberts	10,000	Yes

2001	LCS	367-10810	Martha Piedrahitas/Mr. Yebes	13,500

	LCS	367-12123	Wade Vanderhoof	5,000

	LCS	367-10840	K Fowler/L Sanantonio/E Sanantonio	14,900

	LCS	367-12538	David Claude	10,000

2002	LCS	367-12768	Labinsky	600

	LCS	367-13168	Nick Berkick	5,000

	LCS	367-13167	Soon Sik Kim	5,000

	LCS	367-13334	Unknown	7,500

	LCS	367-13860	Jay Litke	2,100

	LCS	367-13358	Leon Jaggar	25,000

Schedule 1.25
Tax Data

		MGCI		MLLI
UCC (1)	Class

	8	23,555		12,219,679

	9			2,865

	10	50,224		7,009,578

	12			280,080

	13	68,487		961,532

Paid-up Capital		103		103

Capital Dividend Account		nil		nil

Refundable Dividend on Hand		303		nil

Non-capital Losses (1)		nil		nil

Net Capital Losses (1)		nil		5,431

CEC (1)		nil		1,503,168

Investment Tax credits		nil		nil

GST, QST, HST liability net		(2,377)		1,427,535

Retail Sales Tax Liability		nil		2,628

V-day value of capital properties		n/a		n/a

Sec 85 elections		See Form T2057 (Annexure D	)	n/a

Section 518 of Taxation Act (Quebec)		See Form TP-518 (Annexure E	)	n/a

Sec. 85.1 share exchanges		n/a		n/a

Schedule 10
Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor, the matters set out below.

1.1      Incorporation

The Purchaser is a corporation duly incorporated and validly existing under the federal laws of Canada and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. Neither the nature of its business nor the location or character of the property owned or leased by the Purchaser requires it to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction other than in the Provinces of British Columbia, Alberta and Ontario where it is duly registered, licensed or otherwise qualified for such purpose and other than jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a material adverse effect on the Purchaser

1.2      Due Authorization

The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated under this Agreement have been duly authorized by all necessary corporate action of the Purchaser.

1.3      Enforceability of Obligations

This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

1.4      Absence of Conflicting Agreements

The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, license, permit or Laws which would be violated, contravened or breached by, or under which any default would occur or a Claim, restriction or Encumbrance would be created as a result of the execution and delivery by it of this Agreement or any other agreement to be entered into under the terms of this Agreement or the performance by it of any of its obligations of this Agreement or any other agreement to be entered into under the terms of this Agreement.

1.5      Investment Canada

The Purchaser is a “WTO investor” within the meaning of the Investment Canada Act (Canada).

1.6      Litigation

There are no Claims, investigations, complaints or proceedings in progress or, to the knowledge of the Purchaser, pending or threatened against or relating to the Purchaser, before any Governmental Authority, which, if determined adversely to the Purchaser, would,

(a)	prevent the Purchaser from paying the Purchase Price to the Vendor;

(b)	enjoin, restrict or prohibit the transfer of all or any part of the Sale Shares as contemplated by this Agreement; or

(c)	prevent the Purchaser from fulfilling any of its obligations set out in this Agreement or arising from this Agreement,

and the Purchaser has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

1.7      Competition Act Assets and Revenue

The gross revenues from sales in, from and into Canada of the Purchaser and its affiliates, determined in each case as prescribed by the Competition Act exceed $178 million.